UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

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AIRGAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Radnor Court
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5283
June 27, 2008
TO OUR STOCKHOLDERS:
     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Tuesday, August 5, 2008, at 11:00 a.m., Eastern Daylight Time, at the Independence Seaport Museum, 211 S. Columbus Boulevard and Walnut Street, Philadelphia, Pennsylvania 19106.
     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. You are welcome to present your views on these items and other subjects related to our operations. Your participation in our activities is important, regardless of the number of shares you hold.
     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy card and return it to us in the enclosed postage-paid envelope, or vote by following the instructions on the voter instruction form if you hold your shares in “street name.”
     I hope you will attend the Annual Meeting.

Sincerely,

Peter McCausland
Chairman, President and Chief Executive Officer

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 5, 2008

TO OUR STOCKHOLDERS:
     The Annual Meeting of the Stockholders of Airgas, Inc., a Delaware corporation, will be held on Tuesday, August 5, 2008, at 11:00 a.m., Eastern Daylight Time, at the Independence Seaport Museum, 211 S. Columbus Boulevard and Walnut Street, Philadelphia, Pennsylvania 19106, for the following purposes:
     1. To elect three Directors of the company.
     2. To ratify the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2009.
     3. To approve the Airgas Executive Bonus Plan (formerly named the 2004 Executive Bonus Plan).
     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Stockholders of record at the close of business on June 12, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope or, if you hold your shares in the name of a bank, broker or other holder of record, vote in accordance with the instructions on the enclosed voter instruction form. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Robert H. Young, Jr.
Senior Vice President, General Counsel and Secretary

Radnor, Pennsylvania
June 27, 2008
     Airgas’ Annual Report to Stockholders for the fiscal year ended March 31, 2008 accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

AIRGAS, INC.
Radnor Court
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5283
PROXY STATEMENT
GENERAL INFORMATION REGARDING THE ANNUAL MEETING
     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. for use at the Annual Meeting of Stockholders to be held on August 5, 2008.
     Stockholders of record at the close of business on June 12, 2008 will be entitled to vote at the Annual Meeting. At the close of business on June 12, 2008, 82,878,090 shares of our $0.01 par value common stock were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of common stock held. This proxy statement and the enclosed form of proxy are being mailed to Airgas stockholders on or about June 27, 2008.
     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Annual Meeting if the proxy is returned to us properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. You may revoke a proxy at any time prior to its exercise by: (1) giving written notice to our Secretary; (2) giving a later dated proxy; or (3) voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless record holders indicate otherwise on their proxy cards, their shares will be voted FOR each of Airgas’ Proposals 1, 2 and 3, and at the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. Shares held by brokers for beneficial owners will be voted as described below. The Board of Directors unanimously recommends that you vote to approve each of Airgas’ proposals.
Vote Required for Approval
     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions are not counted as shares voted in favor of a proposal and therefore have the effect of a vote against Proposals 2 and 3. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange (NYSE). In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of the proposal since shares that have not been voted by brokers are not considered “present” for voting purposes.

     Following are the votes required to approve each matter to be considered by the stockholders at the Annual Meeting:
     Proposal 1. Election of Directors: The election of each nominee for director requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal.
     Proposal 2. Ratification of Selection of KPMG LLP: The affirmative vote of a majority of the outstanding shares of our common stock present and entitled to vote at the Annual Meeting is required to approve the ratification of our selection of KPMG LLP. Abstentions will have the same effect as a vote against this proposal.
     Proposal 3. Approval of Airgas’ Executive Bonus Plan: The affirmative vote of a majority of the outstanding shares of our common stock present and entitled to vote at the Annual Meeting is required to approve the Airgas Executive Bonus Plan. Abstentions will have the same effect as a vote against this proposal.
     Brokers are not precluded from voting on Proposals 2 and 3, and therefore, there will be no broker non-votes on these proposals.
Proxy Solicitation
     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of our common stock, will be paid by Airgas. Some of our officers and other employees may solicit proxies without extra compensation by mail and, if found to be necessary, by telephone and personal interviews. Airgas has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $7,500 plus out-of-pocket expenses.
Householding of Annual Meeting Materials
     If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Airgas, Inc., Investor Relations, 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, telephone 610-687-5253. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call the Secretary of Airgas, Inc., 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, telephone number 610-687-5253. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Secretary in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2008
     Our 2008 notice of annual meeting and proxy statement for our Annual Meeting to be held on Tuesday, August 5, 2008 at 11:00 a.m. at the Independence Seaport Museum, 211 S. Columbus Boulevard and Walnut Street, Philadelphia, Pennsylvania 19106, and the 2008 annual report to stockholders are available at http://investor.shareholder.com/arg/annuals.cfm. The Board of Directors recommends that you vote for each of the proposals to be acted on at the Annual Meeting.
     New rules adopted by the Securities and Exchange Commission allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of this new distribution option. If, in the future, we choose to send such notices, they will contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It will also contain instructions on how stockholders can request to receive their materials electronically or in printed form on a one-time or ongoing basis.
GOVERNANCE OF THE COMPANY
Corporate Governance Commitment
     Our Board of Directors believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of our key business strategies and our highest business standards. The Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide our operations. To accomplish our strategic goals, we have, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, and its Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on our website at www.airgas.com and are available in print to any stockholder who requests them from our Secretary. The Guidelines address the following matters:
Board Independence and Expertise
     Board and Committee Independence
     The Board of Directors is composed entirely of independent outside directors, with the exception of the Chief Executive Officer. The committees of the Board are also entirely composed of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.
     The Board of Directors has determined that the following directors, comprising all of the directors other than the Chief Executive Officer, are “independent” under the listing standards of the NYSE: William O. Albertini; W. Thacher Brown; James W. Hovey; Richard C. Ill; Paula A. Sneed; David M. Stout; Lee M. Thomas; and John C. van Roden, Jr. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached to this proxy statement as Appendix A. These standards identify material relationships that a director may have with Airgas that might interfere with the director’s ability to exercise independent judgment. Each of the directors identified above meets the standards set forth in the Director Independence Standards.

     In the course of determining the independence of each outside director, the Board considered all transactions, relationships and arrangements, as required by our Director Independence Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:
     director Albertini, the amount of annual purchases of goods and services from Airgas by Triumph Group, Inc., the company where he serves as a director, and determined that the amount of purchases in the 2008 fiscal year was below 2% of Triumph Group’s consolidated gross revenues;
     director Ill, the amount of annual purchases of goods and services from Airgas by Triumph Group, Inc., the company where he serves as president and chief executive officer and a director, and determined that the amount of purchases in the 2008 fiscal year was below 2% of Triumph Group’s consolidated gross revenues;
     director Sneed, the amount of annual purchases of goods and services from Airgas by Tyco Electronics, Ltd., the company where she serves as a director, and determined that the amount of purchases in the 2008 fiscal year was below 2% of Tyco Electronics’ consolidated gross revenues; and
     director Thomas, the amount of annual purchases of goods and services from Airgas by Rayonier, Inc., the company where he serves as chairman, president and chief executive officer, and determined that the amount of purchases in the 2008 fiscal year was below 2% of Rayonier’s consolidated gross revenues.
     Board Membership Criteria
     As the composition of the Board of Directors demonstrates, Airgas values experience in business, educational achievement, moral and ethical character, diversity, skills, accountability and integrity, financial literacy, high performance standards and industry knowledge. The Governance and Compensation Committee is responsible for screening, selecting and recommending to the Board candidates for election as directors.
     Audit Committee and Governance and Compensation Committee Independence
     The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the Securities and Exchange Commission (SEC) and the NYSE. The Audit Committee regularly holds separate executive sessions with (1) Airgas’ independent registered public accounting firm, without management present, (2) our Chief Financial Officer and (3) our chief internal auditor. The Board has also determined that each of the members of the Governance and Compensation Committee satisfies the independence requirements of the NYSE.
Director Nomination Process
     The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for director to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board, which are a part of our Corporate Governance Guidelines. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in selecting candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. These suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of Airgas stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of Airgas at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.
     In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under our bylaws, stockholders are also entitled to nominate persons for election as directors if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.
Charters and Code of Ethics and Business Conduct
     In addition to the Corporate Governance Guidelines, we maintain the following to support our corporate governance policies:
     Charters for Board Committees
     The Governance and Compensation Committee and the Audit Committee use charters adopted by the Board that set forth the authority and responsibilities of the committees under the corporate governance rules of the SEC and the NYSE.
     Code of Ethics and Business Conduct
     Airgas’ Code of Ethics and Business Conduct ensures that our business is conducted in a consistently legal and ethical manner. Our General Counsel oversees compliance with the Code of Ethics and Business Conduct. Airgas’ Code of Ethics and Business Conduct is available on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of company assets and reporting illegal or unethical behavior. The Code of Ethics and Business Conduct describes our procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.
Directors are Stockholders
     Meaningful Director Stock Ownership
     Board members are expected to develop a meaningful ownership position in Airgas stock. For more information on director stock ownership requirements, please see “Compensation of Directors” beginning on page 12 of this proxy statement. Board members receive stock options each year as a significant component of their overall compensation.
Direct Access to Management and Independent Advisors
     Airgas provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at Airgas’ expense.

Ensuring Management Accountability
     Performance-Based Compensation
     We have linked the pay of associates in management and executive level positions to company performance. As described in greater detail under “Compensation Discussion and Analysis” included in this proxy statement, the Governance and Compensation Committee adheres to this pay-for-performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.
     CEO Evaluation Process
     The non-management members of the Board conduct an annual evaluation of the CEO’s performance and compensation. The CEO is evaluated against goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, Airgas’ strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive sessions to review the CEO’s performance.
Functioning of the Board
     Directorship Limits
     To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of directors of public companies. Recognizing the value of continuity of directors who have experience with Airgas, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board by the date of the annual meeting of stockholders in the year in which the director has his or her seventieth birthday.
     Attendance at Board and Stockholder Meetings
     Directors are expected to attend all meetings of the Board and committees on which they serve and annual stockholder meetings. Each director attended at least seventy-five percent of the meetings of the Board and the committees on which he or she served during the 2008 fiscal year. All of the then current directors attended the last Annual Meeting.
     Executive Sessions and Stockholder Communications with the Board
     The Board holds two regularly scheduled executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors were not to qualify as independent directors, the Board will also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Acting Chairperson, Non-Management Directors, Airgas, Inc., 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087-5283. Each year, the Board selects the Acting Chairperson of the non-management directors who will preside at the executive sessions of the Board and with whom stockholders wishing to communicate with the non-management directors may communicate.
Assessing the Board’s Performance
     Board Evaluation Process
     The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.
ELECTION OF DIRECTORS
(Proposal 1)
     Our bylaws provide that our Board of Directors designates the number of directors constituting the Board of Directors, and that there should be at least seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.
     The names and biographical summaries of the three persons who have been nominated to stand for election at the 2008 Annual Meeting and the remaining directors whose terms are continuing until the 2009 or 2010 Annual Meetings appear below. William O. Albertini, Lee M. Thomas and John C. van Roden, Jr. have been nominated to serve as directors for terms expiring at the 2011 Annual Meeting. James W. Hovey, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2006 Annual Meeting and their terms continue until the 2009 Annual Meeting. W. Thacher Brown, Richard C. Ill and Peter McCausland were elected by the stockholders at the 2007 Annual Meeting and their terms continue until the 2010 Annual Meeting.
     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors and selected by the Board.
     The Board of Directors unanimously recommends that you vote FOR the election of Mr. Albertini, Mr. Thomas and Mr. van Roden.
     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing.
Nominees for Election for Terms Expiring at the 2011 Annual Meeting:

William O. Albertini	Mr. Albertini, age 64, served as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc. from September 1997 until his retirement in April 1999. From January 1991 until August 1997, Mr. Albertini served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. and, from 1995 to 1997, he served as a member of its Board of Directors. In addition, Mr. Albertini is a director of Triumph Group, Inc., Charming Shoppes, Inc. and BlackRock, Inc. He also serves as a trustee of the Weller Foundation. Mr. Albertini has served as an Airgas director since 2003.

Lee M. Thomas	Mr. Thomas, age 64, has been President and Chief Executive Officer of Rayonier, Inc. since March 2007 and Chairman of the Board since July 2007. Previously, he served as President of Georgia-Pacific Corporation, beginning in September 2002, and as President and Chief Operating Officer, beginning in March 2003, until his retirement in December 2005. Mr. Thomas held these and other senior executive positions within

Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas is a director of Regal Entertainment Group and also serves as a member of the board of the Federal Reserve Bank of Atlanta. Mr. Thomas has served as an Airgas director since 1998.

John C. van Roden, Jr.	Mr. van Roden, age 59, served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a diversified global manufacturer of specialty papers and engineered products, from 2003 to 2006, and currently serves as a consultant to the company on strategic issues. Prior to that, he served as Senior Vice President and Chief Financial Officer for Conectiv from 1998 to 2003, and as the Senior Vice President and Chief Financial Officer of Lukens Inc. from 1982 to 1998. Mr. van Roden also serves on the boards of H.B. Fuller Company, Horsehead Corporation, and Penn Virginia GP Holdings, L.P. Mr. van Roden has served as an Airgas director since October 2006.
Directors Serving for Terms Expiring at the 2009 Annual Meeting:

James W. Hovey	Mr. Hovey, age 62, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. Mr. Hovey also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc. and a director of the Philadelphia Orchestra. Mr. Hovey has been an Airgas director since 1999.

Paula A. Sneed	Ms. Sneed, age 60, served as Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc. from June 2005 until her retirement in December 2006. She was responsible for leading Kraft’s approximately 700-person Global Marketing Services organization that ensures world-class marketing, including advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines for more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods, Inc.) in 1977, and served in various executive positions since 1986. She also serves as a trustee of Simmons College and Teach for America and is a member of the Visiting Committee of the Harvard Business School. Ms. Sneed is also a member of the board of directors of The Charles Schwab Corporation and Tyco Electronics, Ltd. Ms. Sneed has been an Airgas director since 1999.

David M. Stout	Mr. Stout, age 54, is retired. Prior to his retirement, he served as President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, from January 2003 to February 2008. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of

Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout has been an Airgas director since 1999.
Directors Serving for Terms Expiring at the 2010 Annual Meeting:

W. Thacher Brown	Mr. Brown, age 60, was the Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, from July 1988 until May 2004, President of MBIA Asset Management, LLC from 1998 until September 2004 and a director of MBIA Insurance Company from 1999 until September 2004. He is a director of the Rivus Bond Fund, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director of the Pennsylvania Horticultural Society. Mr. Brown has been an Airgas director since 1989.

Peter McCausland	Mr. McCausland, age 58, has been an Airgas director since June 1986, the Chairman of the Board and Chief Executive Officer of Airgas since May 1987, and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and the International Oxygen Manufacturers Association, Inc. and as a member of the Board of Trustees of Eisenhower Fellowships, Inc.

Richard C. Ill	Richard C. Ill, age 65 has been President and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since 1993. Mr. Ill serves as a director of P.H. Glatfelter Company and is a member of the advisory board of Outward Bound, USA. Mr. Ill has served as an Airgas director since 2004.
Board of Directors and Committees
     The Board of Directors held eight meetings during the fiscal year ended March 31, 2008. Each director attended at least 75% of the Board and committee meetings that he or she was scheduled to attend during the 2008 fiscal year.
     The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2008, the Executive Committee held no meetings, the Governance and Compensation Committee held five meetings, the Audit Committee held nine meetings and the Finance Committee held four meetings.
     Executive Committee
     The members of the Executive Committee are W. Thacher Brown, Peter McCausland and David M. Stout. As authorized by Delaware law and our bylaws, the Executive Committee may exercise all of the powers of our Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the bylaws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity that has annual sales in excess of 20% of the annual sales of Airgas or take any other action that may only be taken by the Board of Directors. Historically, and in accordance with the policy of the Executive Committee, the Executive Committee has met infrequently and only in extraordinary circumstances.
     Governance and Compensation Committee
     The members of the Governance and Compensation Committee are Richard C. Ill, David M. Stout and Lee M. Thomas. Each member of the Committee is independent from Airgas and its management. The Committee’s primary responsibilities under the terms of its charter include:
•	establishing qualifications for Board membership;

•	interviewing and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders for positions on the Board;

•	developing and recommending to our Board of Directors a Code of Ethics and Business Conduct and considering requests for waivers from the Code of Ethics and Business Conduct for Board members and senior executives;

•	recommending assignment of Board members to committees;

•	reviewing policies for Board compensation;

•	reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	making reports for consideration by the Board;

•	considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	reviewing succession plans for senior executive officers;

•	conducting an annual evaluation of its performance and its charter;

•	reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the CEO and other officers in light of such goals and objectives;

•	determining the compensation of the CEO based upon the evaluation of the performance of the CEO;

•	approving senior executive compensation;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

•	administering, and approving and ratifying awards to senior executives under our stock option and incentive compensation plans;

•	reviewing and discussing the Compensation Discussion and Analysis section, also referred to in this proxy statement as the CD&A, of the annual proxy statement and, based on such review and discussion, recommending that the CD&A be included in the proxy statement; and

•	preparing the Compensation Committee Report for the annual proxy statement.
     The Committee may, in its sole discretion, engage director search firms or compensation consultants. The Committee also may consult with outside advisors to assist it in carrying out its duties.
     The Report of the Governance and Compensation Committee for the 2008 fiscal year appears on page 28 of this proxy statement. A copy of the Governance and Compensation Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

     Audit Committee
     The members of the Audit Committee are William O. Albertini, Paula A. Sneed and John C. van Roden, Jr. Each member of the Committee is independent from Airgas and its management. In addition, the Board of Directors has determined that Messrs. Albertini and van Roden are each an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:
•	meeting at least quarterly with management, our chief internal auditor and our independent registered public accounting firm in separate executive sessions;

•	assessing the integrity of Airgas’ financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	selecting, appointing and recommending for ratification by our stockholders, an accounting firm to serve as Airgas’ independent registered public accounting firm;

•	setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•	reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal or peer review of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•	reviewing with management and the independent registered public accounting firm Airgas’ annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing our earnings releases;

•	discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding Airgas’ accounting, internal controls and auditing matters;

•	retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	conducting an annual evaluation of its performance and its charter;

•	recommending to the Board of Directors that the audited consolidated financial statements be included in Airgas’ Annual Report to Stockholders; and

•	preparing the Report of the Audit Committee for the annual proxy statement.
     The Report of the Audit Committee for the 2008 fiscal year appears on page 42 of this proxy statement. A copy of the Audit Committee Charter is attached as Appendix B and can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

     Finance Committee
     The members of the Finance Committee are W. Thacher Brown, James W. Hovey and John C. van Roden, Jr. The purpose of the Committee is to review, advise and make recommendations on Airgas’ financial affairs, policies and programs. The Committee meets periodically, but not less than three times per year, to review Airgas’ financial issues, including Airgas’:
•	capital structure;

•	policies regarding dividends, stock splits and stock repurchases;

•	current and projected capital requirements and the issuance of debt and equity securities;

•	credit agreements and major changes to them and borrowings and financings of every nature;

•	insurance programs and practices for managing insurable risks;

•	programs and practices for managing interest rate, foreign exchange and commodities price risk;

•	benefit plan trust investment policies, administration and performance;

•	standing with credit rating agencies and the decisions and contingencies that might affect its credit rating; and

•	relationships with, and approach to managing its relationships with, public and private lenders.
COMPENSATION OF DIRECTORS
     Only directors who are not employees of Airgas receive compensation for their services as directors. Our compensation package for non-employee directors for the 2008 fiscal year was composed of cash, which consisted of an annual retainer of $25,000, plus a fee of $1,500 for each Board or committee meeting attended during the 2008 fiscal year, and stock option grants under the Airgas, Inc. 2006 Equity Incentive Plan, referred to in this proxy statement as the 2006 Equity Plan. The cash component of the directors’ compensation is set by the Governance and Compensation Committee. We also reimburse our non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and stockholder meetings, and other company business. Non-employee directors are eligible to participate in the Airgas, Inc. 2006 Equity Plan and the Airgas, Inc. Deferred Compensation Plan II, referred to in this proxy statement as the Deferred Compensation Plan II, and some of our directors have participated in the Airgas, Inc. Deferred Compensation Plan I, referred to in the proxy statement as the Deferred Compensation Plan I, and more fully described under the heading “Retirement and Other Plans and Programs” found on page 24 of this proxy statement.
     In order to closely align the interests of directors with those of our stockholders, a majority of the directors’ compensation is in the form of stock options. The number of options granted is determined annually by the Governance and Compensation Committee. The exercise price of each option is equal to the closing price of our common stock on the date of grant and each option is exercisable immediately. Options granted to non-employee directors during the 2008 and 2007 fiscal years expire after eight years and options granted to non-employee directors in prior fiscal years expire after 10 years. On August 7, 2007, each Board member serving on the Board as of that date was granted options to acquire 6,500 shares of our common stock with an exercise price of $46.63 per share.
     The Chairmen of the Governance and Compensation Committee and the Finance Committee also receive an additional $3,000 annual retainer, and the Chairman of the Audit Committee receives an additional $5,000 annual retainer.
     Each year, non-employee directors may elect to defer, under the Deferred Compensation Plan II, all or a portion of his or her director’s fees. The amount deferred is credited to an account that tracks valuation funds selected by the participant from a family of funds under the plan, one of which tracks Airgas common stock. The balance is paid at the election of the director within the alternatives offered under the plan, and the unpaid account balance accrues interest based on earnings in the selected valuation funds. In addition, some of our current directors maintain balances in the Deferred Compensation Plan I.
     We believe that directors should be stockholders and should have a financial stake in the company. Directors are expected to maintain, within five years of joining our Board, at least 25,000 shares of Airgas common stock or shares having a value equal to five times the director’s annual Board retainers. Compliance with these guidelines is expected by January 31, 2012 for all current directors, and all but one director satisfy these ownership requirements at the present time.

Director Compensation Table
     The following table shows the compensation earned by each non-employee director in the 2008 fiscal year.

	Fees Earned or	Option Awards	All Other
Director	Paid in Cash ($)(1)	($)(2)	Compensation ($)	Total ($)
William O. Albertini	52,500	104,621	-0-	157,121

W. Thacher Brown	50,500	104,621	-0-	155,121

James W. Hovey	41,500	104,621	-0-	146,121

Richard C. Ill	46,000	104,621	-0-	150,621

Paula A. Sneed	47,500	104,621	-0-	152,121

David M. Stout	46,000	104,621	-0-	150,621

Lee M. Thomas	50,500	104,621	-0-	155,121

John C. van Roden, Jr.	53,500	104,621	-0-	158,121

(1)	Consists of the aggregate amount of all fees earned or paid in cash for services as a director, consisting of annual board and committee chair retainers and board and committee meeting fees earned by non-employee directors, as described above. During the 2008 fiscal year, Mr. Albertini and Ms. Sneed chose to defer portions of their cash compensation as directors under the Deferred Compensation Plan II.

(2)	The amounts shown reflect the dollar amount of options recognized for financial statement reporting purposes for the fiscal year ended March 31, 2008 for the stock options granted to the non-employee directors. The compensation expense reflected in the table is the same as the grant date fair value pursuant to Statement of Financial Accounting Standards No. 123R, Share-based Payment, or SFAS 123R. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. The material inputs and assumptions incorporated into the model include the exercise price of the option, the estimated term of the option until exercise, an interest rate factor of 4.7% based on the U.S. Treasury rate over the estimated term of the option until exercise, a volatility factor of 30.8% based on the standard deviation of the price of our common stock and a dividend yield of 0.82% based on the annualized dividend rate per share of our common stock. The actual value of the options, if any, will depend on the extent that the market value of our common stock at exercise is greater than the exercise price of the option. Each non-employee director was granted an option under the 2006 Equity Plan to purchase 6,500 shares on August 7, 2007 with an exercise price of $46.63 per share. As of March 31, 2008, the following non-employee directors held options to purchase the following number of shares: Mr. Albertini, 35,000 shares; Mr. Brown, 65,500 shares; Mr. Hovey, 65,500 shares; Mr. Ill, 27,500 shares; Ms. Sneed, 71,750 shares; Mr. Stout, 71,750 shares; Mr. Thomas, 53,375 shares; and Mr. van Roden, 12,040 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
     The Governance and Compensation Committee of our Board of Directors has responsibility for establishing and implementing our compensation philosophy, and for continually monitoring our adherence to that philosophy. The Committee reviews and approves compensation levels for all Airgas executive officers as well as all of our compensation, retirement, perquisite and insured benefit programs, including programs applicable to our senior management team, which includes our named executive officers. With respect to Peter McCausland, our Chairman, President and Chief Executive Officer, the Committee annually evaluates his accomplishments and performance against established objectives and sets his compensation level based upon such evaluation. The Committee may choose to award additional annual cash incentive compensation to our CEO based upon the Committee’s subjective evaluation of his performance. These functions are set forth in the Committee’s Charter, which appears on our website (www.airgas.com) and is reviewed annually by the Committee. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive and consistent with our compensation philosophy. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other Airgas executives.
     The following individuals, included in the “Summary Compensation Table for the 2008 Fiscal Year” found on page 29 of this proxy statement, are referred to as our “named executive officers” throughout this proxy statement:
•	Peter McCausland, Chairman, President and Chief Executive Officer;

•	Leslie J. Graff, Senior Vice President, Corporate Development;

•	Robert M. McLaughlin, Senior Vice President and Chief Financial Officer;

•	Michael L. Molinini, Executive Vice President and Chief Operating Officer; and

•	B. Shaun Powers, President, Eastern Division.
     Compensation Philosophy and Objectives
     Our goal is to maintain compensation and benefit plans that will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to sustained increases in the value of our stockholders’ investment in Airgas. We also seek to align the interests of our named executive officers with those of our investors by evaluating performance primarily on the basis of key financial measures. Given these goals, our compensation philosophy has been, and continues to be, to emphasize “pay for performance” programs designed to reward superior financial performance and long-term enhancement of stockholder value, while maintaining competitive base pay, retirement, healthcare and other fixed compensation programs. We set base salary, annual cash incentive opportunities and long-term equity incentive opportunities to reflect an individual executive’s level of responsibility and performance against established objectives, and we rely on our judgment and discretion after reviewing Airgas’ performance and evaluating the executive’s performance.
     Role of the Committee and Executive Officers in Compensation Decisions
     The Committee oversees the design, development and implementation of the compensation program for the CEO and the other executives, including the named executive officers. The Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. Mr. McCausland, Mr. Molinini and Mr. McLaughlin, as appropriate, assess the performance of our other executives, including the other named executive officers, and the Committee approves their compensation based on recommendations from Mr. McCausland. The Committee did not seek advice or assistance from compensation consultants during the 2008 fiscal year.

     The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are addressed and compensation and benefit programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside of the regular compensation cycle. Working with the Committee Chair, Lee M. Thomas, Robert H. Young, Jr., our Senior Vice President and General Counsel, and Dwight T. Wilson, our Senior Vice President, Human Resources, prepare an agenda and supporting materials for each meeting, which are provided to Committee members between two-to-four days in advance of the meeting. Mr. Wilson and Mr. Young, along with Mr. McCausland, generally attend Committee meetings by invitation, but are excused for executive sessions. As requested, Mr. McCausland, Mr. Young and Mr. Wilson offer their opinions and recommendations to the Committee. The Committee may invite other members of management to attend meetings (as necessary) to discuss items within their specific areas of responsibility, although they do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.
Setting Executive Compensation
     Elements of Executive Compensation
     Consistent with our compensation philosophy, the Committee has structured our annual and long-term executive compensation programs to motivate executives to achieve the business goals we set, and these programs reward the executives for achieving and exceeding those goals. The key elements of our executive compensation program are:
•	base salary;

•	annual cash incentive awards; and

•	long-term incentive compensation.
     These key elements are addressed separately below. In determining each component of compensation, the Committee takes into account all other elements of an executive’s compensation package.
     Our compensation programs for executives, and in particular for our named executive officers, are designed to reflect their success, both individually and as a management team, in attaining key objectives. For example, 80% to 85% of our annual cash incentive payments are calculated based on Airgas’ performance with regard to certain key financial metrics versus budgeted levels and 15% to 20% of those payments are calculated based on an executive’s attainment of strategic goals, individual performance and contributions. There are two levels of approval for each discretionary award and the Committee has final approval for awards to executive officers. Our equity-based program is intended to reward the management team’s success in delivering value to our stockholders. Specifically, stock option grants reward our executives for their contributions that result in increases in our stock price over time. In each case, we strive to ensure that our compensation program provides rewards based on meaningful measures of performance, and the Committee makes adjustments to the incentive programs each year in light of past experience, changes in strategic focus, regulatory requirements and other relevant factors.
     Benchmarking Compensation Against Our Peers
     Periodically, Mr. Wilson provides the Committee with data comparing our elements of compensation and levels of executive compensation against relevant companies in the chemicals and wholesale distribution industries and comparably-sized companies in other industries, including a comparison of compensation elements of individual executives where the positions are sufficiently similar to make comparison meaningful. Currently, the peer group for compensation comparisons is Albemarle Corporation, Applied Industrial Technologies, Inc., Cabot Corporation, Chemtura Corporation, Cytec Industries, Inc., Ecolab Inc., Ferro Corporation, FMC Corporation, Georgia Gulf Corporation, W.W.

Grainger, Inc., International Flavors and Fragrances, Inc., Lubrizol Corporation, Nalco Holding Company, Olin Corporation, Patterson Companies, Inc., PolyOne Corporation, Rockwood Holdings, Inc., RPM International, Inc., A. Schulman, Inc., Scotts Miracle-Gro Company, Sigma-Aldrich Corporation, Valspar Corporation, Wesco International, Inc. and Westlake Chemical Corporation. The peer group includes companies in the S&P MidCap 400 index, including companies in the S&P MidCap 400 Chemicals industry group, plus other companies that are similar in size to Airgas. The peer group includes companies outside of our industry because the Committee believes that Airgas is similar in certain respects to such companies.
     The most recent benchmarking of executive compensation levels was performed by Mr. Wilson during the 2006 fiscal year. The benchmarking compared compensation of our named executive officers to the 25th percentile and 50th percentile base salary, total cash compensation and total “direct” compensation of similar positions in the peer group companies. “Direct” compensation adds the Black-Scholes value of stock option grants to the total cash compensation. We believe that periodic reviews of outside compensation practices are appropriate to determine if our compensation levels and mix of components might require rebalancing.
     Given the nature of our businesses, we compete with companies across the two broad industry groups mentioned above for top executive-level talent. As such, the Committee generally expects, over time, to set total compensation levels for our executives approximating the median level of compensation paid to similarly situated executives of chemicals and wholesale distribution companies of comparable size to Airgas. Variations from this general philosophy may occur based upon the expertise and experience level of a given executive, as well as individual, company and market factors.
Compensation of our Chief Executive Officer
     The compensation of our CEO is reviewed by our Governance and Compensation Committee and our Board and determined solely by our Governance and Compensation Committee. The compensation of our CEO is based on factors similar to those utilized for the other named executive officers, but also includes consideration for the overall responsibilities of our CEO for achievement of our operational goals, as well as his unique role as primary architect of our strategic vision. The specific elements of compensation for our CEO and any differences in his compensation as compared to the other named executive officers are discussed below.
Components of Executive Compensation for the 2008 Fiscal Year
     Given our philosophy of “pay for performance,” a significant percentage of total compensation is allocated to performance-based incentives. As a general matter, we recognize that, as employees progress to higher levels within our organization, they assume more responsibility for our overall performance and returns to stockholders. Consequently, we seek to link greater portions of executive compensation to criteria and metrics that are tied to the creation of stockholder value. Looking at the named executive officers as a group, 70% of their target total compensation (including the Black-Scholes value of stock option grants) for the 2008 fiscal year was allocated to “at risk” components consisting of annual cash incentives and stock options, with the remaining 30% allocated to base salary. Our policy for allocating value between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing strong incentives for our executives to maintain an “ownership” mentality, focusing them on maximizing long-term value creation for them and our stockholders.
     Combined target cash and non-cash incentive compensation for named executive officers for the 2008 fiscal year ranged from 57% to 78% of total target compensation. Actual cash incentive compensation ranged from 20% to 33% and non-cash incentive compensation ranged from 34% to 49% of total compensation for the named executive officers for the 2008 fiscal year. We believe that these mixes are both competitive within the marketplace and consistent with our stated compensation philosophy.
          For Mr. McCausland, 78% of his targeted total compensation for the 2008 fiscal year was allocated to at risk compensation. His actual cash incentive compensation was 33% and his non-cash incentive compensation was 48%, of his total compensation. Our Committee believes that the relatively larger component of his compensation that is at risk reflects the significant difference in Mr. McCausland’s overall responsibilities, which could result in higher compensation for Mr. McCausland than for our other named executive officers.
          Base Salary
          Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise, job responsibilities and the performance of their responsibilities during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we do not generally seek to pay base salaries at levels exceeding the market median among comparably-sized companies in all industries. Our review of base salaries paid to our executives’ peers indicate that the base salaries of our named executive officers are at or below the median for comparably-sized general industry companies, chemical industry companies and wholesale distribution companies. Consistent with our compensation philosophy that we offer compensation based on superior performance, we strive to use incentive compensation, rather than base salary, to provide executives with an above-market compensation opportunity if we exceed budgeted financial performance metrics and drive increases in stockholder value.
          Each year, our Governance and Compensation Committee reviews the base salary of Mr. McCausland and all other executive officers. In making adjustments to base salary levels, the Committee considers:
•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	internal equity factors, meaning relative pay differences for different job levels; and

•	on a periodic basis, benchmark data on the compensation practices of peer companies, whether from available salary survey data or as reported in public company proxy statements.
          The normal interval between salary reviews for most executive officers and most other employees is 12 months, usually completed in the quarter following the fiscal-year end. Mr. McCausland’s salary increases have been less frequent, as the Committee prefers to move his salary in larger increments. Messrs. Graff, McLaughlin, Molinini and Powers received a merit pay increase for the 2008 fiscal year, averaging 6.0%. These increases were approved by the Committee in May 2007. Mr. McCausland’s base salary was not adjusted during the 2008 fiscal year.
          Annual Cash Incentive Awards
          Annual cash incentive awards for our executive officers are intended to promote the achievement of our corporate and division financial performance goals, as well as individual performance goals. Each of our named executive officers participated in our 2004 Executive Bonus Plan, referred to as our Executive Bonus Plan. In addition, depending upon the named executive officer’s position and responsibilities with Airgas, each named executive officer participated in one of the following Airgas annual cash incentive plans for which executive officers and other management employees may be eligible, which plans, together with our Executive Bonus Plan, are referred to in this proxy statement as our Management Bonus Plans:

•	the Fiscal Year 2008 Management Bonus Plan for Corporate Employees, in which Messrs. McCausland, Graff, McLaughlin and Molinini participated during the 2008 fiscal year, is available to all management-level employees who have corporate-wide responsibility; and

•	the Fiscal Year 2008 Management Bonus Plan for Operating Company Management, in which Mr. Powers (Division President) participated during the 2008 fiscal year, is available to all management-level employees who work within our operating companies.
          The overall cash incentive award paid to each executive officer is composed of (1) a cash incentive award under our Executive Bonus Plan that is based on corporate performance goals and (2) a cash incentive award under the applicable Management Bonus Plan that is based on strategic and individual performance goals. In addition, the Committee may, in its discretion, grant to any executive officer a cash award outside of any of our plans described above.
          Corporate Performance Goals. Within 90 days after the beginning of each fiscal year, the Committee (1) reviews our performance during the prior fiscal year, (2) analyzes anticipated value drivers in our industry and within our company and proposed performance objectives for the current fiscal year and (3) determines the specific performance criteria for each executive officer and the metrics that will be used for the current fiscal year under our Executive Bonus Plan, based on such review and analysis. Examples of performance criteria that the Committee may consider are cash flow growth, overall sales growth, sales growth for specific products or markets, margin improvements and return on capital (ROC). After selecting the performance criteria, the Committee establishes performance metrics within the selected criteria and assigns to each of our executive officers a target award. The target award, expressed as a percentage of the executive officer’s base salary for the fiscal year, is determined based upon the executive’s position in the company.
          In addition, each of the pre-determined performance criteria (e.g., ROC) is weighted by the Committee, in its judgment, to reflect its relative importance, and becomes a separate component of the executive officer’s cash incentive award. The Committee also sets a target payout, expressed as a percentage, for each component, which may vary depending upon our actual performance with respect to the component against the pre-determined performance metrics. Our executive officers will receive cash incentive awards under the Executive Bonus Plan if, at the end of the fiscal year, Airgas has achieved the performance metrics established within the criteria selected by the Committee at the beginning of the fiscal year. Actual cash award payments will vary based upon Airgas’ level of achievement of the pre-determined corporate performance metrics and the different weights assigned to each performance criteria component for each executive officer.
          The annual cash incentive award targets are set for each executive officer as a percentage of base salary with regard to the relative responsibilities of each executive officer and with regard to the total cash compensation opportunity for comparable positions in peer companies. For the 2008 fiscal year, Mr. McCausland’s target for his annual cash incentive award was 100% of his annual base salary rate at the end of the fiscal year. We believe that was generally comparable to the target annual cash incentive award for chief executive officers in our peer companies. Mr. Molinini’s target annual cash incentive award was 60% of his annual base salary rate at the end of the fiscal year. We believe 60% of base salary was appropriate relative to 100% of base salary for Mr. McCausland considering Mr. McCausland’s broader responsibilities and considering the relative annual incentive compensation awards for comparable positions in our peer companies. All other executive officers had target annual cash incentive awards set at 50% of annual base salary, which reflects their responsibilities relative to Mr. McCausland and Mr. Molinini and generally reflects the total cash compensation opportunity for the other named executive officers in our peer companies.
          Earnings before interest, taxes, depreciation and amortization, or EBITDA, and return on capital, or ROC, were chosen as the plan performance criteria for executives with corporate-wide responsibility (i.e., Messrs. McCausland, Graff, McLaughlin and Molinini). EBITDA was most heavily weighted at

70% of the annual cash incentive award target because our Committee believes that it motivates growth, gross margin performance and expense management, and because of the direct correlation of earnings performance with share valuation. ROC was weighted at 15% of the annual cash incentive award target and was intended to drive discipline around long-term capital deployment and debt reduction, also important performance measures to stockholders. The remaining 15% of the target annual cash incentive award was based on individual performance and payout was based on performance against objectives set and agreed upon in the first quarter of the fiscal year.
          For Division Presidents (i.e., Mr. Powers), in addition to the corporate performance criteria of Corporate EBITDA, additional performance criteria, including divisional EBITDA, divisional ROC and sales, volume shipped, or profit for targeted growth strategies, relating to the performance of the executive’s division were used. Corporate EBITDA was weighted at 10% of the annual cash incentive award and EBITDA for their respective divisions was weighted at 60% of the annual incentive award. The larger portion was based on their profit responsibility to motivate performance in their respective spheres of control, while the smaller portion recognizes their contributions to Airgas’ overall performance and to encourage interdivisional cooperation. ROC for their respective divisions was weighted at 10% of the target annual cash incentive award to emphasize the importance of capital management (similar to the inclusion of ROC at the corporate level). The remaining 20% of the target annual cash incentive was based on sales, volume shipped, or profit for targeted growth strategies to motivate focusing on opportunities that were specific to each Division.
          The threshold and maximum of each performance criteria of the award was determined separately. The threshold for EBITDA approximates the performance equal to the prior year’s pro forma results. That is, we must grow in order for a participant to earn an EBITDA award. For the 2008 fiscal year, the EBITDA threshold for both corporate and the divisions was 40% of the target award for achievement at 87% of budget. The EBITDA target opportunity (100%) was earned for achievement of 99% to 101% of our budget for EBITDA for the 2008 fiscal year. The maximum EBITDA award opportunity was set at 105% of EBITDA budget, which awarded 140% of the target opportunity and reflected our Committee’s judgment of reasonable compensation for superior performance.
          The Corporate ROC target opportunity was set at achievement within plus or minus 0.2 percentage points of our budget. The threshold for ROC was set at 0.8 percentage points below our budget, which awards 50% of the target opportunity, and the maximum for ROC was set at 0.8 percentage points above our budget, which awards 130% of the target opportunity. That range was intended to recognize an adequate level of performance below budget while still improving ROC, and was intended to pay reasonable compensation above target for superior performance.
          The Division ROC target opportunities were set at achievement of plus or minus 2% of Division budget. The threshold bonus opportunity for ROC was set at 90% of Division budget, which awarded 20% of award target, and the maximum was set at 107% of Division budget, which awarded 150% of award target. The Division ROC range was estimated to replicate the amount of stretch reflected in the award range for Corporate ROC.
          The Corporate EBITDA target for the 2008 fiscal year was $649 million and the ROC target was 12.8%. For Mr. Powers’ award, the Eastern Division EBITDA target was $327 million and the ROC target was 16.1%. All targets reflect adjustments during the fiscal year to account for budgeted results from acquisitions completed during the year.
          Individual Performance Goals. In addition to the corporate financial performance goals described above, under the Fiscal Year 2008 Management Bonus Plan for Corporate Employees, a portion of Messrs. McCausland’s, Graff’s, McLaughlin’s and Molinini’s annual cash incentive award is based on individual performance measured against personal objectives. The Committee established individual performance objectives for Mr. McCausland after consultation with him at the beginning of the fiscal year regarding his priorities for the 2008 fiscal year. Mr. McCausland established individual performance objectives with Messrs. Graff, McLaughlin and Molinini. The Committee reviewed, and based upon its subjective evaluation, approved the scores for Messrs. Graff, McLaughlin and Molinini. For the 2008 fiscal year, individual performance goals under the Fiscal Year 2008 Management Bonus Plan for Corporate Employees represented 15% of the overall annual potential cash incentive award available for Messrs. McCausland, Graff, McLaughlin and Molinini.
          Strategic Goals. In addition to the corporate and division financial performance goals described above, under the Fiscal Year 2008 Management Bonus Plan for Operating Company Management, a portion of Mr. Powers’ annual cash incentive award is based on attainment of strategic goals. Mr. Molinini established specific goals and metrics with Mr. Powers. Mr. McCausland and the Committee approved the scores for Mr. Powers. For the 2008 fiscal year, strategic goals represented 20% of the overall annual potential cash incentive award available for each executive officer who was a Division President.
          Individual Objectives under the Management Bonus Plans. Following the 2008 fiscal year-end, the Committee evaluated Mr. McCausland’s performance against his pre-determined individual objectives and Mr. McCausland evaluated the performance of Messrs. Graff, McLaughlin and Molinini against their pre-determined individual objectives. The Committee recognized Mr. McCausland’s leadership in building a highly effective team to manage the rapid growth of Airgas, for successfully integrating several large acquisitions, and for conceiving and executing strategic initiatives that have positioned Airgas for continued growth rates above industry standard and awarded Mr. McCausland a bonus beyond his pre-determined individual objectives. The Committee awarded Mr. Molinini a bonus beyond his pre-determined individual objectives in recognition of Airgas’ performance and the successful integration of the acquisitions completed in the 2008 fiscal year. The Committee awarded Mr. Graff a bonus beyond his predetermined individual objectives in recognition of his successful completion of the acquisitions completed in the 2008 fiscal year. For a more detailed description of the annual incentive compensation awards received by the named executive officers, see “Summary Compensation Table for the 2008 Fiscal Year” found on page 29 of this proxy statement.
          Calculation of the Cash Awards. A participant’s target incentive award is multiplied by the weight for each component to determine the target payout for each component. Each performance score as a percentage (e.g., meeting the goal equals a 100% score) is multiplied by the target payout for the specific component to determine the actual incentive award for each component. Performance scores for each component utilizing performance criteria may range between 0% and 130% to 150% depending on the specific criteria. Performance scores for the individual objectives may range between 0% and 100%. The total incentive award is the sum of the components. The aggregate scores for bonus metrics are limited to 132.5% for Messrs. McCausland, Graff, McLaughlin and Molinini, and 143% for Mr. Powers. Extraordinary performance may be recognized with an additional bonus amount, but the total award opportunity is capped so that the maximum possible award is 200% of target. For the 2008 fiscal year, the Committee awarded each named executive officer an aggregate cash incentive compensation award above the executive’s aggregate target amount, but below each executive’s maximum award opportunity.
          For the 2008 fiscal year, the Corporate EBITDA achievement was 103% of our 2008 budget, which translates into an EBITDA award of 120% of the target opportunity. The Corporate ROC achievement was 0.4 percentage points above budget, which translates into a ROC award of 110%. For the purposes of this example, we have assumed that the executive earned 100% achievement on his individual objectives and was paid 100% of the award for individual objectives. The formula is illustrated below:

     EBITDA Award = 70% Weight X 120% Award = 84% of the Total Award Target
     ROC Award = 15% Weight X 110% Award = 16.5% of the Total Award Target
     Individual Performance Award = 15% Weight X 100% Award = 15% of the Total Award Target
     The Total Award = 84% + 16.5% + 15% = 115.5% of the executive’s target award.
          Mr. McCausland and all of the other named executive officers received their annual cash incentive awards for the 2008 fiscal year in June 2008 following Committee approval at its regular May meeting. Annual cash incentive awards earned by our named executive officers for performance during the 2008 fiscal year appear in the “Summary Compensation Table for the 2008 Fiscal Year” on page 29, under the headings “Non-Equity Incentive Plan Compensation” and “Bonus.”
          Long-Term Equity Incentive Compensation
          Our equity compensation program is designed to provide the Committee the flexibility to award long-term equity compensation incentives from several types of equity-based awards. The Committee’s objective in granting equity awards is to provide a strong incentive to our executives and key employees to focus on the ongoing creation of stockholder value by offering significant compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also allow for further opportunities for stock ownership by our employees in order to increase their proprietary interest in Airgas and, as a result, their interest in our long-term success and their commitment to creating stockholder value.
          Long-term equity incentives under our 2006 Equity Plan may consist of nonqualified stock options, incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock, restricted stock units or any combination of the above, as the Committee may determine. Previously, under our 1997 Stock Option Plan, long-term equity incentives could have consisted of awards of nonqualified stock options, ISOs and restricted stock.
          The Committee historically has granted nonqualified stock options as the exclusive form of equity-based compensation. The table below provides certain information regarding our use of stock options during the last 10 fiscal years.

		Weighted		Employee Options		Total Outstanding
	Total Shares	Average		Granted in Fiscal		Employee Options as
	Underlying	Option	No. of Employees	Year as a % of	Employee Options	a % of Outstanding
Fiscal	Options Granted	Exercise	Granted Options	Outstanding Shares	Fair Value on Date	Shares at Fiscal
Year-End	to Employees	Price ($)	in Fiscal Year	at Fiscal Year-End	of Grant ($)	Year-End

3/31/1999	1,665,007	13.10	598	2.3	9,690,341	10.1
3/31/2000	1,126,845	11.27	535	1.7	5,848,326	11.0
3/31/2001	1,734,215	5.71	800	2.5	5,428,093	11.9
3/31/2002	1,525,120	9.29	565	2.2	8,098,387	11.8
3/31/2003	1,168,250	16.52	493	1.6	9,836,665	11.1
3/31/2004	1,104,800	19.36	488	1.5	9,081,456	10.4
3/31/2005	1,007,500	21.15	446	1.3	9,349,600	9.1
3/31/2006	1,007,200	24.03	538	1.3	9,417,320	8.4
3/31/2007	933,900	36.19	472	1.2	12,838,558	8.1
3/31/2008	1,030,550	43.80	419	1.3	15,694,311	8.1

Average Per Year	1,230,339		535	1.7	9,528,306	10.0
          In granting long-term equity incentive awards, the Committee determines:
•	the executive officers to receive awards;

•	the number of shares in each grant to an executive officer;

•	the aggregate number of shares available for Mr. McCausland to grant in stock options to non-executive officers pursuant to his delegated authority; and

•	the terms and conditions of each award.
          Long-term equity incentive awards for the 2008 fiscal year were determined and approved at the Committee’s regularly scheduled May 2007 meeting and are reflected in this proxy statement, including in the “Summary Compensation Table for the 2008 Fiscal Year” found on page 29 and the “Grants of Plan-Based Awards in the 2008 Fiscal Year” table found on page 32 of this proxy statement.
          In determining the size of long-term equity incentive awards to the named executive officers for the 2008 fiscal year, the Committee considered the dilution rate (shares granted as a percentage of shares outstanding), historical grants to the executive officers, the Black-Scholes valuation model for stock options, the value of equity-based compensation to top executives in comparable chemical and wholesale distribution companies and grant sizes relative to the executive’s peers at Airgas.
          Our aim is to focus our executives on providing superior returns to our stockholders and driving for sustained increases in Airgas’ stock price. We believe that nonqualified stock options effectively focus our executives on these goals and are an efficient use of shares available under the plan.
          Our stock option award program helps us to:
•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Airgas by executives; and

•	maintain competitive levels of total compensation.

          Option Grant Practices. The Committee makes decisions on stock option grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. Each May, at its regularly scheduled meeting, the Committee approves the annual stock option awards for executive officers and the total shares available for stock option grants to our other key employees throughout the remainder of the fiscal year. The grant date for executive officers is the date of that meeting, on which the exercise price for the awards is set. We do not backdate options. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. For the 2008 fiscal year, options to purchase 338,200 shares in the aggregate were granted to 13 executive officers.
          Mr. McCausland granted annual stock option awards on May 8, 2007, the day of the Committee’s regularly scheduled May meeting, to 406 non-executive employees to purchase 692,350 shares in the aggregate.
          The only other times stock options are typically granted are in connection with a new hire or in recognition of a special achievement, known as a “Chairman’s Award.” The exercise price for these grants is set on the date of employment or the date of final approval, whichever is later. The Committee delegated authority to Mr. McCausland to make these grants to employees, other than to executive officers, subject to an aggregate limit in the 2008 fiscal year of 87,950 shares. For the 2008 fiscal year, these grants totaled 21,000 shares to six non-executive officer employees. The Committee has not delegated any other aspect of the stock option grant process to any other person or committee.
          The exercise price of all awarded stock options under the 1997 Option Plan and the 2006 Equity Plan is equal to the closing selling price of Airgas shares on the NYSE on the date of grant, except that in the past under the 1997 Option Plan, when the grant decision was finalized by the Committee on a given date prior to the opening of trading on the NYSE, the Committee has set the exercise price for such awarded stock options at the closing price of our common stock from the last preceding trading day. Employee stock option awards made in the 2008 fiscal year vest and become exercisable in equal 25% increments on each of the first four anniversaries of the grant date and expire on the eighth anniversary of the grant date, or earlier, upon certain terminations of employment.
          Airgas has not granted equity awards to employees other than through the grant of stock options.
          Retirement and Other Plans and Programs
          We maintain the following plans and programs to provide retirement benefits to salaried employees, including Mr. McCausland and each of the named executive officers:
•	the Airgas, Inc. 401(k) Plan, referred to as the 401(k) Plan;

•	the Deferred Compensation Plan I; and

•	the Deferred Compensation Plan II.
          We maintain the following plan to provide additional benefits to salaried employees, including each of the named executive officers, except Mr. McCausland:
•	the Airgas, Inc. Amended and Restated 2003 Employee Stock Purchase Plan, referred to as the Employee Stock Purchase Plan.
          The benefits available under these plans are intended to provide income replacement after retirement, either through withdrawals from the 401(k) Plan, the Deferred Compensation Plan I or the Deferred Compensation Plan II.

          The 401(k) Plan is a qualified 401(k) defined contribution plan designed to encourage salaried employees to save and invest for retirement. Under the 401(k) Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. We match employee contributions at a rate of $0.50 for each $1.00 contributed by the employee, up to 4% of the employee’s base salary. Our matching contributions vest 100% after the completion of one year of service, and are made in the 401(k) funds in the same weightings per fund as the employee’s contributions. One choice available to participants is an investment in a fund that holds Airgas common stock.
          The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The plan provided employees the opportunity to defer all or any portion of their base salaries and annual cash incentive awards and non-employee directors the opportunity to defer all or a portion of their annual cash compensation. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2008 Fiscal Year” on page 34 of this proxy statement for an additional discussion of the Deferred Compensation Plan I. The purpose of the salary and incentive award deferral program was to provide “highly-compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini held balances in the plan during the 2008 fiscal year.
          The Deferred Compensation Plan II is a nonqualified, unfunded plan, which became effective on July 1, 2006. The plan provides our non-employee directors and a select group of highly compensated employees, including the named executive officers, the opportunity to defer up to 75% of their base salary and all or any portion of their annual incentive awards (or director fees, for non-employee directors). Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds, one of which tracks the Airgas common stock price. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2008 Fiscal Year” on page 34 of this proxy statement for an additional discussion of the Deferred Compensation Plan II. The purpose of the program is to provide “highly-compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini contributed to the plan during 2008.
          The Employee Stock Purchase Plan is a Section 423(b) plan. The purpose of the plan is to encourage and assist employees to acquire an equity interest in Airgas through the purchase of shares of Airgas common stock at a discount by payroll deduction. The discounted purchase price is 85% of the lower of the closing price per share on the enrollment date or the closing price per share on the date on which the shares are purchased. The enrollment dates and purchase dates occur quarterly, at the beginning of each calendar quarter.
          Change of Control Agreements
          Airgas has entered into “change of control” agreements with Messrs. McCausland, Graff, McLaughlin, Molinini and Powers, and five other executive officers. The terms of the agreements provide salary and benefit continuation if the executive is terminated upon a change of control. A change of control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of our then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of our then-outstanding securities. Under the change of control agreements in place as of the end of the 2008 fiscal year, following the executive’s termination, he or she would be entitled to a lump-sum payment equal to two times the sum of the executive’s annual base salary at the time of termination, plus the executive’s potential annual cash incentive award for the fiscal year in which the change of control occurred. The executive’s health and welfare benefits would also continue for up to three years and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the change of control agreements and under any other arrangements with Airgas are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive’s benefits under the agreement to 2.99 times the executive’s average annual compensation for the preceding five years.
          In addition, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland’s employment for any reason, other than for “material dishonesty,” including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. The limitation under Mr. McCausland’s change of control agreement would include the amount payable under his 1992 arrangement for determining whether benefits would be reduced under his change of control agreement to comply with the limitation of 2.99 times his average annual compensation for the preceding five years.
          The Airgas, Inc. Severance Pay Plan, referred to in this proxy statement as the Severance Pay Plan, provides severance benefits to all of our employees, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Benefits under the plan are not available to a named executive officer if the named executive officer is eligible for similar benefits under a separate severance agreement with Airgas. Severance related benefits under the Severance Pay Plan are provided only if a participant executed a severance agreement satisfactory to Airgas. For a more detailed description of the benefits which our named executive officers may be eligible to receive under the Severance Pay Plan, see “Severance Benefits” found on page 35 of this proxy statement.
          In June 2007, the Committee approved a new form of change of control agreement so that benefits provided to some of our executives in the event of a change of control will conform to recent changes to applicable federal tax laws. The Committee delegated authority to our CEO to enter into arrangements with some of our executive officers, including those mentioned above, using the new form of change of control agreement. The new agreement provides benefits to those executive officers that are substantially similar to those in the former change of control agreements without causing them to incur additional taxes under the applicable federal tax law changes.
          Perquisites and Personal Benefits
          Mr. McCausland received an automobile allowance, a physical examination and two airline club memberships. Mr. McCausland, with the approval of our Board, utilized our corporate aircraft for personal use during the 2008 fiscal year. Mr. McCausland reimbursed Airgas for all direct costs associated with that personal use of the corporate aircraft. Mr. Powers received a gross-up payment from the company to cover taxes imposed under Internal Revenue Code Section 409A relating to a stock option granted in 2001. Mr. Graff received a make-whole payment to compensate him for a loss in value incurred due to stock options repriced in the 2008 fiscal year to avoid adverse tax consequences to Mr. Graff under 409A, which resulted in an increase in the exercise prices of the options. There were no other perquisites for executive officers during the 2008 fiscal year, except those benefits generally available to all employees. For a more detailed description of the perquisites and personal benefits received by our named executive officers, see the table on page 31 of this proxy statement entitled, “All Other Compensation for the 2008 Fiscal Year.”

          Other Matters
          Stock Ownership Guidelines
          We believe that stock ownership guidelines help to further focus our management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher and all presidents of our subsidiaries are expected to acquire and hold, within five years after accepting their positions, the lesser of a fixed number of Airgas shares or Airgas shares with a value equal to a designated multiple of their base salary. There are four tiers within our management team covered by ownership guidelines. For the Chief Executive Officer, the minimum level is the lesser of 200,000 shares or a value equal to five times base salary; for the Executive Vice President and the Chief Financial Officer, 75,000 shares or a value equal to three times base salary; for Senior Vice Presidents and selected other corporate senior officers, 40,000 shares or a value equal to two times base salary; and for other Vice Presidents and subsidiary Presidents, 25,000 shares or a value equal to one times base salary.
          Under the guidelines, our executives are expected to satisfy their expected ownership levels starting on May 31, 2008 (five years after the guidelines were originally adopted) or five years after the executive becomes covered by the applicable ownership guideline tier. As of May 31, 2008, all of our named executive officers and all but three other executive officers subject to our stock ownership guidelines have already met their expected ownership levels. Of the executive officers who were expected to comply starting on May 31, 2008, all have met their ownership levels on May 31, 2008.
          Implications of Tax and Accounting Matters
          Deductibility of Executive Compensation. Airgas is able to take deductions in excess of $1 million for certain performance-based incentives, including incentives provided under certain plans approved by our stockholders, paid to the persons identified in Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), corporations may not deduct, when computing taxable income, salary and non-performance based compensation exceeding $1 million paid to a single executive. While Airgas seeks to structure compensation it pays so that it is eligible for deduction, if compliance with the terms of Section 162(m) conflicts with our compensation philosophy, or with actions that the Committee believes are in the best interests of Airgas and our stockholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances to allow us to pay competitive compensation to our executive officers. For the 2008 fiscal year, Mr. McCausland was paid $323,450 of non-deductible compensation under Section 162(m).
          Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 became law, changing tax rules applicable to “nonqualified deferred compensation arrangements.” While the final regulations have not yet become effective, we believe that Airgas is operating in good faith compliance with the statutory provisions that became effective January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 34 under the heading “Nonqualified Deferred Compensation for the 2008 Fiscal Year.”
          Accounting for Stock-Based Compensation. On April 1, 2006, we began accounting for stock-based awards, including stock options, in accordance with the requirements of SFAS 123R.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE
          The Governance and Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference into our 2008 Annual Report on Form 10-K filed with the SEC.
Governance and Compensation Committee
Lee M. Thomas, Chair
Richard C. Ill
David M. Stout

EXECUTIVE COMPENSATION
Executive Compensation Tables
          The following table sets forth certain information concerning the compensation earned during the fiscal year ended March 31, 2008 by our named executive officers based on salary and bonus earned during the 2008 fiscal year.
Summary Compensation Table for the 2008 Fiscal Year

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and	Fiscal	Salary		Option	Compensation	Compensation	Compensation
Principal Position(1)	Year	($)(2)	Bonus ($)(3)	Awards ($)(4)	($)(5)	Earnings(6)	($)(7)	Total ($)
Peter McCausland	2008	750,000	453,750	1,321,279	866,250	-0-	12,952	3,404,231
Chairman, President	2007	741,667	337,500	1,079,495	982,500	-0-	12,308	3,153,470
& Chief Executive Officer

Leslie J. Graff	2008	254,188	50,000	207,601	148,562	-0-	9,793	670,144
Senior Vice	2007	218,750	100,000	115,880	160,475	-0-	4,362	599,467
President- Corporate Development

Robert M. McLaughlin	2008	309,000	-0-	172,686	180,180	-0-	4,560	666,426
Senior Vice	2007	253,904	-0-	98,004	167,591	-0-	4,463	523,962
President and Chief Financial Officer

Michael L. Molinini	2008	390,750	100,000	306,978	277,200	-0-	4,952	1,079,880
Executive Vice	2007	354,750	-0-	230,164	285,318	-0-	7,537	877,769
President and Chief Operating Officer

B. Shaun Powers	2008	285,232	-0-	194,393	176,913	-0-	89,411	745,949
Division	2007	275,586	-0-	174,970	184,441	-0-	5,661	640,658
President-East

(1)	Mr. McLaughlin was named Senior Vice President and Chief Financial Officer on October 3, 2006. Previously, Mr. McLaughlin was Vice President and Controller.

(2)	Mr. Molinini deferred a portion of his salary earned in the 2007 and 2008 fiscal years under the Deferred Compensation Plan II, the information for which is included in the table under “Nonqualified Deferred Compensation for the 2008 Fiscal Year” that begins on page 34 of this proxy statement. Each of the named executive officers also contributed a portion of his salary to our 401(k) Plan.

(3)	As discussed on page 21 of this proxy statement under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2008 Fiscal Year — Annual Cash Incentive Awards — Individual Objectives under the Management Bonus Plans,” our Governance and Compensation

Committee awarded Messrs. McCausland and Graff extraordinary awards for the 2007 fiscal year, and awarded Messrs. McCausland, Graff and Molinini extraordinary awards for the 2008 fiscal year, in recognition of Airgas’ strategic accomplishments in addition to its financial performance. Except for these awards, the Governance and Compensation Committee did not award any other discretionary compensation for the 2007 or 2008 fiscal years to any of our named executive officers.

(4)	The amounts shown reflect the dollar expense recognized for financial reporting purposes with respect to the 2007 and 2008 fiscal years for stock options granted to the named executive officers, in the 2007 and 2008 fiscal years and in prior fiscal years (to the extent such awards remain unvested in whole or in part at the beginning of the 2007 and 2008 fiscal years), in accordance with SFAS 123R and do not correspond to the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions made in the calculation of these amounts refer to Note 15 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on May 30, 2008. For information on the valuation assumptions with respect to grants made prior to the 2008 fiscal year, refer to the note on “Stock-Based Compensation” to the Airgas consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year-end. See the table under “Grants of Plan-Based Awards in the 2008 Fiscal Year” for information on the options granted in the 2008 fiscal year to the named executive officers.

(5)	The amounts shown reflect cash incentive awards earned by our named executive officers under the stockholder-approved Executive Bonus Plan for performance in fiscal years 2008 and 2007, based on performance criteria established at the beginning of the 2008 and 2007 fiscal years by our Governance and Compensation Committee. For officers with corporate-wide responsibilities, including Messrs. McCausland, Graff, McLaughlin and Molinini, the Committee established two formulaic performance criteria for the fiscal year — earnings before interest, taxes, depreciation and amortization (EBITDA), and return on capital (ROC). In addition, a portion of each of their awards is based on achievement of individual performance goals set at the beginning of each fiscal year, which does not rely on formulas for determining the attainment levels. The individual performance goals are related to significant projects or strategic milestones and achievement is assessed following the end of the fiscal year. For officers with division responsibility, including Mr. Powers, the Committee established four formulaic performance criteria for the fiscal year — Corporate EBITDA, Division EBITDA, Division ROC, and sales, volume shipped, or profit for specific product lines or market segments.

(6)	Airgas offers its executive officers two deferred compensation plans — Deferred Compensation Plan I and Deferred Compensation Plan II. Under each plan, earnings are calculated in the same manner and at the same rate as earnings on externally-managed, publicly-available mutual funds or on an externally-managed fund tracking Airgas’ common stock. We believe earnings in the deferred compensation plans are not considered above-market or preferential earnings for the purposes of this Summary Compensation Table. Airgas does not offer its executive officers a defined benefit pension plan. See the table under “Nonqualified Deferred Compensation for the 2008 Fiscal Year” that begins on page 34 of this proxy statement for additional information.

(7)	The amounts shown consist of the following items detailed in the table under “All Other Compensation for the 2008 Fiscal Year”:
•	contributions by the company to the named executive officer’s 401(k) plan;

•	automobile allowances;

•	direct payment of a physical examination;

•	reimbursement for airline club memberships;

•	a gross-up payment by the company to cover taxes imposed under Internal Revenue Code Section 409A relating to one stock option granted in 2001; and

•	a make-whole payment by the company to cover a loss of value due to increases in exercise prices upon the repricing in August 2007 of stock options granted at a discount in 2001, 2002 and 2005 in order to avoid adverse tax consequences to Mr. Graff under Section 409A.

All Other Compensation for the 2008 Fiscal Year
          The table below presents an itemized account of “All Other Compensation” provided to our named executive officers during the 2008 fiscal year, regardless of the amount and any minimum thresholds provided under SEC rules and regulations. Consistent with our philosophy of “pay for performance,” perquisites and other compensation are limited in scope and amount.

	Matching	Auto	Physical	Airline Club	Gross-Up	Make-Whole
	Contributions	Allowance	Examination	Memberships	Payment	Payment	Total All Other
Name	to 401(k) ($)	($)	($)	($)	($)	($)	Compensation ($)

Peter McCausland(1)	3,125	7,200	1,727	900	-0-	-0-	12,952

Leslie J. Graff	4,561	-0-	-0-	-0-	-0-	5,232 (2)	9,793

Robert M. McLaughlin	4,560	-0-	-0-	-0-	-0-	-0-	4,560

Michael L. Molinini	4,652	-0-	-0-	300	-0-	-0-	4,952

B. Shaun Powers	4,552	-0-	-0-	300	84,559 (3)	-0-	89,411

(1)	Mr. McCausland reimbursed Airgas $90,475 for all direct costs associated with his personal use of the corporate aircraft. The amount reimbursed reflects the aggregate incremental cost to Airgas as recognized under SEC Regulation S-K. In determining the incremental costs for personal use, we considered fuel, supplies, contracted pilot fees, hangar and landing fees, and travel expenses for the flight crew.

(2)	In August 2007, in order to avoid any potential adverse tax consequences to Mr. Graff under Internal Revenue Code Section 409A, options granted to him in 2001, 2002 and 2005 were repriced so that the exercise price was fixed at an amount equal to the closing stock price on the dates that the grant letters were originally issued. In total, 15,493 shares were reissued to Mr. Graff with an average exercise price increase of 54 cents. To compensate Mr. Graff for the loss in value of the options, the company agreed to make cash payments to him on each date that the amended options vest in an amount equal to the number of shares vesting on such date multiplied by the difference between the original exercise price and the amended exercise price. The first payment of $5,232 was paid to Mr. Graff in January 2008 to compensate him for the immediately-vested shares. All three repriced stock options were originally granted prior to when Mr. Graff became an executive officer.

(3)	Represents a gross-up payment by the company to cover Internal Revenue Code Section 409A penalty and interest relating to a stock option determined to have been granted at a discount in 2001. The gross-up was included in Mr. Powers’ 2008 fiscal year wages.

Grants of Plan-Based Awards in the 2008 Fiscal Year
          The following table sets forth information about equity awards and potential future non-equity incentive payouts provided to our named executive officers during the 2008 fiscal year under the 2006 Equity Plan and the Management Bonus Plans.

		Estimated Future Payouts
		Under
		Non-Equity Incentive Plan			All Other Option	Exercise or	Grant Date
		Awards (1)			Awards: Number of	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Securities	Option Awards	Option
Name	Date	($)	($)	($)	Underlying Options	($/share) (2)	Awards($)

Peter McCausland		266,250	750,000	993,750	—	—	—
	5/8/2007	—	—	—	125,000	43.62	1,896,913
Leslie J. Graff(3)		45,662	128,625	170,428	—	—	—
	5/8/2007	—	—	—	29,000	43.62	440,084
Robert M. McLaughlin		55,380	156,000	206,700	—	—	—
	5/8/2007	—	—	—	26,600	43.62	403,663
Michael L. Molinini		85,200	240,000	318,000	—	—	—
	5/8/2007	—	—	—	28,700	43.62	435,531
B. Shaun Powers		43,150	143,832	205,680	—	—	—
	5/8/2007	—	—	—	15,800	43.62	239,770

(1)	These columns show the potential value of the payouts for each named executive officer under the Executive Bonus Plan for the 2008 fiscal year if the threshold, target or maximum goals are satisfied for all performance goals. The potential payouts are performance-driven and therefore completely at risk. The performance criteria, performance goals and salary and incentive award percentages for determining the payouts are described under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2008 Fiscal Year — Annual Cash Incentive Awards” beginning on page 18 of this proxy statement. Awards were paid for the 2008 fiscal year to each of the named executive officers and formulaic performance scores exceeded pre-established performance targets for each officer.

(2)	The Governance and Compensation Committee met and approved the grants of stock options under our 2006 Equity Plan to our named executive officers on May 8, 2007. Each of the grants has an exercise price equal to the closing price of our common stock on such date. All of the stock options detailed in the table have a term of eight years and an exercise price set at the closing price of our common stock on the immediately prior trading day.

(3)	In addition to the shares shown in the table, options granted to Mr. Graff in 2001, 2002 and 2005 were repriced in August 2007 to increase the exercise price to an amount equal to the closing stock price on the dates that the grant letters were originally issued. The amendment of these stock options did not create any value for Mr. Graff on the repricing date. To compensate Mr. Graff for the loss in value of the options, the company agreed to make cash payments to him. The first payment of $5,232 was paid to Mr. Graff in January 2008. That payment is shown in the “Summary Compensation Table for the 2008 Fiscal Year” on page 29 and is shown in, and discussed in footnote 2 to, the table “All Other Compensation for the 2008 Fiscal Year” on page 31.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Number of Securities Underlying		Option	Option
	Unexercised Options		Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date (1)

Peter McCausland	130,000	—	11.50	05/18/2009
	150,000	—	5.50	05/16/2010
	150,000	—	8.99	05/08/2011
	125,000	—	16.52	05/06/2012
	115,000	—	19.22	05/12/2013
	86,250	28,750	21.15	05/25/2014
	55,000	55,000	24.09	05/24/2015
	25,000	75,000	36.17	05/23/2014
	—	125,000	43.62	05/08/2015

Leslie J. Graff	5,000	—	8.50	03/04/2009
	6,250	—	11.50	05/18/2009
	2,000	—	6.94	02/11/2010
	5,227	—	8.99	05/08/2011
	1,743	—	9.79	05/08/2011
	5,500	—	19.30	03/11/2012
	3,750	—	16.52	05/06/2012
	3,750	—	16.69	05/06/2012
	6,900	—	19.22	05/12/2013
	7,500	2,500	21.15	05/25/2014
	3,750	1,250	21.51	08/04/2014
	5,000	5,000	24.73	05/24/2015
	3,500	10,500	36.17	05/23/2014
	—	29,000	43.62	05/08/2015

Robert M. McLaughlin	3,000	—	10.49	06/25/2011
	11,200	—	16.52	05/06/2012
	10,300	—	19.22	05/12/2013
	7,500	2,500	21.15	05/25/2014
	4,700	4,700	24.09	05/24/2015
	2,500	7,500	36.17	05/23/2014
	—	26,600	43.62	05/08/2015

Michael L. Molinini	7,500	—	8.99	05/08/2011
	18,700	—	16.52	05/06/2012
	17,300	—	19.22	05/12/2013
	11,700	3,900	21.15	05/25/2014
	15,000	15,000	24.09	05/24/2015
	7,175	21,525	36.17	05/23/2014
	—	28,700	43.62	05/08/2015

B. Shaun Powers	15,000	—	7.05	03/28/2011
	22,500	—	16.52	05/06/2012
	20,800	—	19.22	05/12/2013
	13,500	4,500	21.15	05/25/2014
	8,450	8,450	24.09	05/24/2015
	3,950	11,850	36.17	05/23/2014
	—	15,800	43.62	05/08/2015

(1)	The stock options listed above vest in 25% increments per year over four years. Except for the stock options granted to the named executive officers during the 2007 and 2008 fiscal years, which have eight- year terms, all stock options granted to the named executive officers as set forth above have 10-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the Airgas 1984 Stock Option Plan or the 1997 Stock Option Plan.
Option Exercises During the 2008 Fiscal Year

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise ($)

Peter McCausland(1)	130,000	3,608,800
Leslie J. Graff(2)	12,500	344,250
Michael L. Molinini	-0-	-0-
Robert M. McLaughlin	-0-	-0-
B. Shaun Powers	-0-	-0-

(1)	Mr. McCausland exercised 130,000 stock options on May 3, 2007, at an exercise price of $15.63 and a market price of $43.39.

(2)	Mr. Graff exercised 12,500 shares, consisting of 7,500 at an exercise price of $15.63 and a market price of $43.65, and 5,000 shares at an exercise price of $15.94 and a market price of $42.76.
Nonqualified Deferred Compensation for the 2008 Fiscal Year
          The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The Deferred Compensation Plan I provided employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. All named executive officers were eligible, but only Messrs. Molinini and Schulte held balances in the Deferred Compensation Plan I during the 2008 fiscal year.
          The Deferred Compensation Plan II is a nonqualified, unfunded plan available for contribution since July 1, 2006. The Deferred Compensation Plan II provides employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds and a choice to track Airgas common stock. There are no Airgas contributions to the Deferred Compensation Plan II. The purpose of the salary and bonus deferral program is to provide “highly compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Messrs. Molinini and Schulte contributed to the Deferred Compensation Plan II during the 2008 fiscal year.

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in FY	Distributions in	Balance
Name	in FY 2008 ($)(1)	in FY 2008 ($)	2008 ($)(2)	FY 2008 ($)	at 3/31/08 ($)

Peter McCausland	-0-	-0-	-0-	-0-	-0-

Leslie J. Graff	-0-	-0-	-0-	-0-	-0-

Robert M. McLaughlin	-0-	-0-	-0-	-0-	-0-

Michael L. Molinini	113,673	-0-	(2,795)	-0-	256,352

B. Shaun Powers	-0-	-0-	-0-	-0-	-0-

(1)	Reflects participation by Mr. Molinini in the deferred compensation plan during the 2008 fiscal year. Salary deferral became available to officers in the Deferred Compensation Plan II on July 1, 2006.

(2)	Reflects earnings (loss) on balances in the Deferred Compensation Plan I and the Deferred Compensation Plan II. Earnings are from tracking the results of mutual funds and a fund tracking Airgas common stock as selected by the named executive officer from the fund choices offered in each plan.
Potential Payments upon Termination
          Our named executive officers are eligible to receive benefits in the event their employment is terminated (1) by Airgas without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.
          The following sections present calculations as of March 31, 2008 of the estimated benefits our named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would receive if an eligible termination event were to occur.
          In addition to the amounts disclosed in the following sections, each named executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see the tables entitled “Summary Compensation Table for the 2008 Fiscal Year,” “Outstanding Equity Awards at the 2008 Fiscal Year-End,” “Option Exercises During the 2008 Fiscal Year” and “Non-Qualified Deferred Compensation for the 2008 Fiscal Year.”
Severance Benefits
          If the employment of a named executive officer, other than Mr. McCausland, is terminated due to (1) a lack of work, (2) a reorganization of our business, (3) the closing of all or a portion of the named executive officer’s principal workplace or (4) economic conditions, and not as a result of a “change of control,” the named executive officer may be entitled to receive benefits under our Severance Pay Plan. Messrs. Graff, McLaughlin, Molinini and Powers participate in our severance plan, which is generally available to other employees. Severance-related benefits under the plan are provided only if the participant executes a separation agreement prepared by Airgas, which includes a release of claims in consideration of the payments.
          Mr. McCausland’s severance benefits are contained in an employment agreement, which is described below. In the event that Mr. McCausland’s employment is terminated for reasons other than

“material dishonesty,” he would receive a lump-sum payment equal to two times his annual salary that was effective at the end of his active employment, continuation of health and welfare benefits for the three years following active employment and immediate vesting of all unvested stock options.
          The following table presents the estimated separation benefits that we would have been required to pay to Mr. McCausland under the terms of his employment agreement if his employment had been terminated, other than for “material dishonesty,” as of March 31, 2008.

		Vesting of
		Unvested
Named Executive	Severance	Stock Options	Health & Welfare
Officer	Payments ($)	($)	Benefits ($)	Total ($)
Peter McCausland	1,500,000 (1)	2,803,850 (2)	13,922 (3)	4,317,772

(1)	Represents a lump-sum payment equal to two times Mr. McCausland’s annual salary.

(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2008 based on a stock price of $45.47.

(3)	The estimated net cost to Airgas of Mr. McCausland’s health and welfare benefits continued for three years.
Retirement, Disability and Death
          Death or Retirement
          To be eligible for retirement, an executive officer must be at least age 65 or have combined age and Airgas service at least equal to 75 years. Mr. McCausland is the only named executive officer who is eligible for retirement as of March 31, 2008. In the event of death or retirement, an executive or his beneficiary is entitled to vesting of an additional year of unvested stock options and continued eligibility to exercise the vested stock options under the same terms as an active employee (i.e., until the original expiration dates unless terminated earlier under the terms of the applicable equity plan). Additionally, the named executive officer or his or her beneficiary is entitled to the executive’s annual incentive cash bonus award, prorated based upon the number of days the executive was an active employee with Airgas during the fiscal year, on the next bonus payment date. In the event of a named executive officer’s death, his or her beneficiary also would receive payouts under Airgas-funded life insurance policies.
          The following table presents the estimated benefits payable, based on death or retirement on March 31, 2008.

Named	Bonus Payment	Vesting of Unvested
Executive Officer	($)(1)	Stock Options ($)(2)	Total
Peter McCausland	1,320,000	1,577,463	2,897,463

Leslie J. Graff	198,562	188,563	387,125

Robert M. McLaughlin	180,180	146,596	326,776

Michael L. Molinini	377,200	335,199	712,399

B. Shaun Powers	174,037	243,813	417,850

(1)	Represents the named executive officer’s full bonus for the 2008 fiscal year payable on June 13, 2008.

(2)	The value of vesting of stock options on the next anniversary is estimated using the in-the-money value as of March 31, 2008, based on a stock price of $45.47.
          Disability
          Upon an executive’s termination of employment due to disability, the named executive officer would receive the stock option benefits described above.
          The following table presents the estimated benefits payable upon death or disability as of March 31, 2008.

Vesting of
Named Executive Officer	Unvested Stock Options ($)(1)
Peter McCausland	1,577,463

Leslie J. Graff	188,563

Robert M. McLaughlin	146,596

Michael L. Molinini	335,199

B. Shaun Powers	243,813

(1)	The value of vesting of stock options on the next anniversary is estimated using the in-the-money value as of March 31, 2008 based on a stock price of $45.47.
Potential Change of Control Payments
          We have agreements with all the named executive officers, which take effect only if a “change of control” or a “potential change of control” occurs. The severance and other benefits payable to the named executive officers under their agreements are due only if (1) there is a change of control and (2) we terminate their employment unrelated to cause, or if they terminate their employment for good reason within three years following a change of control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, a material decrease in compensation and benefits in the aggregate or a meaningful change in location.
          Mr. McCausland’s agreement entitles him to a lump-sum payment equal to two times his annual base salary plus two times his annual cash incentive target bonus. Mr. McCausland also is entitled to the lump-sum payment equal to two times his annual base salary, as described above under “Severance Benefits.” Messrs. Graff’s, McLaughlin’s, Molinini’s and Powers’ agreements entitle them to a lump-sum payment equal to two times their annual base salary plus two times their cash incentive target bonus. All agreements accelerate vesting of all outstanding unvested stock options and entitle the named executive officer to continuation of health and welfare benefits for up to three years. In the aggregate, the benefits under these agreements are capped at 2.99 times the average base compensation as defined in Section 280G of the Internal Revenue Code.
          A “change of control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of Airgas’ assets and stockholder approval of a complete liquidation or dissolution. The “change of control” definition also includes events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of our then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of our then-outstanding securities. A “potential change of control” occurs if Airgas enters into an agreement that results in a change of control, a credible party announces the intent to cause a change of control, a holder of at least 10% of the outstanding shares increases ownership by at least 5% of the shares outstanding, or the Board declares a “potential change of control.”
          The following table assumes that each named executive officer is terminated after a change of control for reasons other than cause, retirement, disability or death. These values are estimated as of March 31, 2008.

				Health &
Named Executive	Severance		Vesting of Unvested	Welfare
Officer	Payments ($)		Stock Options ($)(2)	Benefits ($)(3)	Total ($)
Peter McCausland	4,500,000	(1)	2,803,850	13,922	7,317,772

Leslie J. Graff	771,750		345,750	21,297	1,138,797

Robert M. McLaughlin	749,202	(4)	280,246	21,297	1,050,745

Michael L. Molinini	947,506	(4)	668,826	13,922	1,630,254

B. Shaun Powers	862,992		429,536	13,922	1,306,450

(1)	Mr. McCausland would have received the severance payment under his 1992 employment agreement (two times his annual base salary) in addition to the severance payment under his change of control agreement (two times his annual base salary plus two times his annual cash incentive target bonus).

(2)	The value of accelerating vesting of stock options is estimated using the in-the-money value as of March 31, 2008, based on a stock price of $45.47.

(3)	The estimated net cost to Airgas of health and welfare benefits continued for three years.

(4)	The estimated severance payments to Mr. McLaughlin and Mr. Molinini reflect the cap to limit benefits to 2.99 times the average base compensation as defined in Section 280G of the Internal Revenue Code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
     We review all relationships and transactions in which Airgas and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Airgas or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Airgas or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Committee considers:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Airgas;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Airgas; and

•	any other matters the Committee deems appropriate.
Transactions
     Since the beginning of the 2008 fiscal year, we have not engaged in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which Airgas or any of its subsidiaries was or is to be a participant (1) in which the amount involved exceeds $120,000 and (2) in which any of our directors, executive officers or persons known to us to be beneficial owners of more than 5% of our common stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.
     We do have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of Airgas may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, we provide goods and services to companies such as Triumph Group, Inc. (of which William O. Albertini, one of our directors, is a director, and Richard C. Ill, one of our directors, is President and Chief Executive Officer and a director), Tyco Electronics, Ltd. (of which Paula Sneed, one of our directors, is a director) and Rayonier, Inc. (of which Lee Thomas, one of our directors, is Chairman, President and Chief Executive Officer). In all instances, including those described above, we enter into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of our directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with us may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, we do not believe that in any of these cases the relevant director receives or has received any compensation from the other corporation that is directly linked to an Airgas-related business arrangement. None of these arrangements is material to us or to the other corporation or organization involved, and we do not believe that any indirect interest that our directors may have with respect to such an arrangement is material.

SECURITY OWNERSHIP
     The following table sets forth certain information, according to information supplied to Airgas, regarding the number and percentage of shares of our common stock beneficially owned on March 31, 2008 (1) by each person who is the beneficial owner of more than 5% of our common stock, (2) by each director and nominee for director, (3) by each named executive officer and (4) by all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Outstanding
Peter McCausland 1113 Brynlawn Road Villanova, PA	8,368,046	(2)(3)(4)	10.1

Bonnie F. McCausland 1113 Brynlawn Road Villanova, PA	7,401,110	(5)	9.0

William O. Albertini	55,000	(2)	*

W. Thacher Brown	182,610	(2)(6)	*

James W. Hovey	94,250	(2)	*

Richard C. Ill	35,000	(2)	*

Paula A. Sneed	76,756	(2)	*

David M. Stout	71,750	(2)	*

Lee M. Thomas	57,375	(2)	*

John C. van Roden, Jr.	14,540	(2)(7)	*

Leslie J. Graff	86,961	(2)(4)	*

Michael L. Molinini	109,751	(2)	*

Robert M. McLaughlin	59,371	(2)	*

B. Shaun Powers	107,873	(2)	*

FMR Corp. 82 Devonshire Street Boston, MA 02109	8,825,410	(8)	10.7

Neuberger Berman, Inc. 605 Third Avenue New York, NY 10158	6,679,892	(9)	8.1

All directors and executive officers as a group (20 persons)	9,787,639	(2)(3)(4)(5)(6)(7)	11.6

*	Less than 1% of our outstanding common stock

(1)	Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2008.

(2)	Includes the following number of shares of our common stock which may be acquired by certain directors, executive officers and 5% stockholders through the exercise of options that were exercisable as of March 31, 2008 or became exercisable within 60 days of that date: Mr. McCausland, 948,750 shares; Mr. Albertini, 35,000 shares; Mr. Brown, 65,500 shares; Mr. Hovey, 65,500 shares; Mr. Ill, 27,500 shares; Ms. Sneed, 71,750 shares; Mr. Stout, 71,750 shares; Mr. Thomas, 53,375 shares; Mr. van Roden, 12,040 shares; Mr. Graff, 75,620 shares; Mr. Molinini, 103,125 shares; Mr. McLaughlin, 53,200 shares; Mr. Powers, 100,825 shares; and all directors and executive officers as a group, 2,109,830 shares.

(3)	Investment and/or voting power with respect to 7,359,610 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, 126,792 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 250,000 shares are held by two separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees.

(4)	Includes the following shares of our common stock held under our 401(k) Plan as of March 31, 2008: Mr. McCausland, 43,986 shares; Mr. Graff, 4,100 shares; and all executive officers as a group, 57,161 shares.

(5)	Investment and/or voting power with respect to 7,359,610 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, and 126,792 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director and 250,000 shares are held by two separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees.

(6)	Mr. Brown disclaimed beneficial ownership of 8,000 shares held by immediate family in a Form 4 filed on January 30, 2008.

(7)	Includes 1,500 shares owned by a general partnership of which Mr. van Roden is a 0.5% owner and a general partner.

(8)	FMR Corp. and several related entities filing for the purposes of such report (collectively, “FMR”), filed a Schedule 13G/A on February 14, 2008, upon which Airgas has relied in making this disclosure. FMR has sole voting power as to 1,137,500 shares and sole dispositive power as to 8,825,410 shares.

(9)	Neuberger Berman, Inc. and several related entities filing for the purposes of such report (collectively “Neuberger”) filed a Schedule 13G on February 13, 2008, upon which Airgas has relied in making this disclosure. Neuberger has sole voting power as to 5,647,535 shares and no sole dispositive power as to any shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. We are aware of one 10% stockholder, who is also an officer and director, and his spouse.
     Based solely on our review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required, we believe that all of our officers and directors complied with all filing requirements applicable to them, with the exception of one executive officer who failed to file one Form 4 on a timely basis in connection with his receipt of shares of Airgas common stock in exchange for his preferred shares of National Welders Supply Company in a transaction in which National Welders became a wholly owned Airgas subsidiary. The executive officer subsequently reported the transaction on a Form 4.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended March 31, 2008 with our management and with the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm its judgment as to the quality of our application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.
     The Audit Committee discussed with both our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     The Audit Committee has discussed with and received written disclosure and a letter from the independent registered public accounting firm as required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” as amended, as to their independence from Airgas and its management.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year.
Audit Committee
William O. Albertini, Chair
Paula A. Sneed
John C. van Roden, Jr.

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)
     The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2009. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited our consolidated financial statements for the fiscal year ended March 31, 2008. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit and Non-Audit Fees
     The following table shows the fees that we paid to the independent registered public accounting firm for services provided to us during the 2008 and 2007 fiscal years:

	2008	2007
Audit Fees	$1,590,000	$1,357,000
Audit-Related Fees	$130,000	$221,000
Tax Fees	$43,000	$23,000
All Other Fees	$—	$—
     Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting and reviews of the consolidated financial statements included in our quarterly report on Forms 10-Q.
     Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” The services for the fees disclosed under this category for the 2008 and 2007 fiscal years include approximately $55,000 and $73,000, respectively, for employee benefit plan audits. These fees for the 2008 and 2007 fiscal years also include work performed related to the registration of common stock for sale by stockholders, the review of various technical accounting matters and work performed related to accounting for acquisitions.
     Tax Fees consist of professional services rendered by the independent registered public accounting firm for tax compliance, tax return review and tax advice.
     The Audit Committee considered whether the services provided above are compatible with maintaining the independent registered public accounting firm’s independence.
Pre-Approval of Audit and Non-Audit Services
     Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

     Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s review of the consolidated financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.
     In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved aggregate amount annually. If we desire to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees.
     In the 2008 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.
Board Recommendation
     The Board of Directors unanimously recommends that you vote FOR ratification of KPMG LLP as our independent registered public accounting firm.
PROPOSAL TO APPROVE THE EXECUTIVE BONUS PLAN
(Proposal 3)
     The Board of Directors originally approved the 2004 Executive Bonus Plan, referred to as our Executive Bonus Plan, effective beginning April 1, 2003, subject to the approval of stockholders at the 2003 Annual Meeting. The stockholders’ approved the Executive Bonus Plan on July 29, 2003, and the Governance and Compensation Committee has granted annual cash incentive awards to our executives under the plan. However, in order to meet the requirements of continuing deductibility of payments under Section 162(m) of the Internal Revenue Code, the Committee has determined that it is in the best interest of the company to submit the plan to our stockholders for their approval. Except with respect to the following changes, the terms of the plan have not changed from those in the plan as approved by the stockholders at the 2003 Annual Meeting:
•	change of the name of the plan from “2004 Executive Bonus Plan” to “Executive Bonus Plan”; and

•	change in the eligible participants from a group that included the CEO, Senior Vice Presidents, Division Presidents and any other “covered employees” under Section 162(m) of the Internal Revenue Code to all persons who constitute “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, plus any other employees deemed to be “covered employees” under Section 162(m).
     The Executive Bonus Plan is attached as Appendix B to this proxy statement. The following summary of the Executive Bonus Plan does not contain all of the terms and conditions of the Executive Bonus Plan and is qualified in its entirety by reference to the Executive Bonus Plan. You should refer to Appendix B for a complete set of terms and conditions of the Executive Bonus Plan.

Summary of the Executive Bonus Plan
     The purpose of the Executive Bonus Plan is to provide incentives to executives who are responsible for providing leadership in attaining our business objectives. The Executive Bonus Plan accomplishes this objective by paying awards only after the achievement of the specified goals.
     The Executive Bonus Plan is also designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Except as described below, under Section 162(m), Airgas may not receive a federal income tax deduction for compensation paid to our chief executive officer or any of the three other most highly compensated executive officers (excluding the chief financial officer) to the extent that any of these persons receives more than $1 million in any one year. However, if the company pays compensation that is “performance-based” under Section 162(m), the company still can receive a federal income tax deduction for the compensation even if the executive’s total compensation exceeds $1 million during a single year. The Executive Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible to us. In addition to the performance-based annual incentive awards payable under the Executive Bonus Plan, we also award annual cash incentive awards to our executive officers under our Management Bonus Plans based on the achievement of individual performance goals.
     Our chief executive officer and other executive officers within the meaning of Section 162(m) are eligible for participation in the Executive Bonus Plan, provided that they are employed by us on the date that awards are paid pursuant to the Executive Bonus Plan. Employees who are eligible to participate in the Executive Bonus Plan for a portion of the year will receive pro-rated awards based on base salary or such other arrangements agreed upon when hired.
     Within 90 days after the beginning of each fiscal year, our Governance and Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is expressed as a percentage of his or her base salary earned during the fiscal year. The annual award target is determined by the Committee based on the participant’s position in the company. The performance goals require the achievement of performance criteria for one or more of (a) earnings per share, (b) return on capital, (c) return on average capital employed, (d) earnings before interest, taxes, depreciation and amortization, (e) sales, (f) return on equity, (g) after tax cash flow, (h) free cash flow, (i) operating expense as a percentage of sales, (j) gross profit, (k) days purchases outstanding, (l) operating income, (m) days sales outstanding and (n) working capital. As described under the sub-heading “Annual Cash Incentive Awards” in the “Compensation Discussion and Analysis,” final award payments will vary based on the level of achievement measured against the pre-determined performance targets and different weightings of the performance targets relating to the participant’s position and responsibilities.
     After the fiscal year ends, the Committee will certify in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Executive Bonus Plan limits actual awards to a maximum of $1,500,000 per person in any single year, even if the formula otherwise indicates a larger award. Awards will be paid in cash no later than 75 days after the end of the fiscal year.
     The Committee administers the Executive Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Executive Bonus Plan, the Committee has sole discretion to:
•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid; and

•	administer and interpret the provisions of the Executive Bonus Plan.
     The Committee may amend or terminate the Executive Bonus Plan at any time and for any reason.
Awards Granted to Certain Individuals and Groups
     Awards under the Executive Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot be determined at this time. The following table sets forth the amounts earned under the Executive Bonus Plan for the 2008 fiscal year to the individuals and group indicated. The amounts set forth in the table do not include the awards based on individual performance goals that were awarded pursuant to our Management Bonus Plans to the persons shown below. These awards are not necessarily indicative of awards that may be earned in the future.

Name of Individual or Group(1)	Fiscal 2008 Awards($)

Peter McCausland	753,750
Chairman, President and Chief Executive Officer

Leslie J. Graff	129,268
Senior Vice President - Corporate Development

Robert M. McLaughlin	156,780
Senior Vice President and Chief Financial Officer

Michael L. Molinini	241,201
Executive Vice President and Chief Operating Officer

B. Shaun Powers	176,913
Division President-East

All current executive officers as a group	2,252,281

(1)	Under the Executive Bonus Plan being submitted to the stockholders at the Annual Meeting, none of our non-employee directors or employees, other than executive officers, our principal accounting officer and any other persons who are covered employees under Section 162(m), are eligible to participate in the Executive Bonus Plan.
Board Recommendation
     The Board of Directors unanimously recommends that you vote FOR the approval of the Executive Bonus Plan.

STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
     Under the rules of the Securities and Exchange Commission, if a stockholder wants to submit a proposal for inclusion in the proxy statement and presentation at the 2009 Annual Meeting, the proposal must be received by us, attention: Robert H. Young, Jr., Secretary, at our principal offices, by March 4, 2009.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
     For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2009 Annual Meeting, our bylaws require, and the SEC rules permit, that the proposal be received at our principal executive offices not earlier than April 13, 2009 and not later than May 13, 2009. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 5, 2009, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. Our bylaws also provide that the notice must contain certain information regarding the proposal and the nomination.

APPENDIX A
DIRECTOR INDEPENDENCE STANDARDS
     No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.
     A director will not be independent if:
•	the director is a current partner or employee of the Company’s independent auditor;

•	an immediate family member of the director is a current partner of the Company’s independent auditor; or

•	an immediate family member of the director is a current employee of the Company’s independent auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.
     A director will not be independent if within the preceding three years:
•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years;

•	an immediate family member of the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years; or

•	an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.
     None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:
•	a director is a current employee, or a director’s immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

A-1

•	a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•	a director or a director’s immediate family member serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-2

APPENDIX B
AUDIT COMMITTEE CHARTER
Purpose
The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by Airgas, Inc. and its subsidiaries (the “Company”) to its shareholders, its potential shareholders and the investment community, and the Company’s internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors.
Membership
The Audit Committee shall consist of at least three and no more than six directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall satisfy the membership requirements of Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), the New York Stock Exchange listing standards and any other regulatory requirements. The members and the chair of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Compensation Committee.
Meetings
The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communications, the Audit Committee shall meet at least quarterly with management, the director of Internal Audit and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee shall regularly update the Board regarding the Audit Committee’s activities. Minutes of all Audit Committee meetings shall be submitted to the Board, or the Audit Committee shall report to the Board at each Board meeting following a meeting of the Audit Committee.
Responsibilities
The Audit Committee’s function is one of oversight, recognizing that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that financial management, including the internal auditors, as well as the independent auditors, have more time, knowledge and detailed information on the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not conducting any audits and is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the external auditors’ work. These are the responsibilities of management and the independent auditors.
Independent Auditors
•	The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing the audit report or related work. The Audit Committee shall have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors (including the scope and plan of the work to be done by the independent auditors) and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act, subject to the de minimus exceptions for non-audit services described in Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of engagement. The Audit Committee shall consult with management and the Internal Auditors but shall not delegate these responsibilities.
•	The Audit Committee shall annually review the performance (effectiveness, objectivity and independence) of the independent auditors, including the lead audit partner.

•	The Audit Committee shall request and receive on an annual basis a written statement from the independent auditors, as required by Independence Standards Board Standard No. 1, delineating all relationships between the independent auditors and the Company. Additionally, the Audit Committee shall discuss with the independent auditors any disclosed relationships or services that may affect the objectivity or independence of the independent auditors and satisfy itself as to the independent auditors’ independence.

•	At least annually, the Audit Committee shall obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

•	The Audit Committee shall confirm that the lead audit partner and the audit partner responsible for reviewing the audit has not performed audit services for the Company in each of the five previous fiscal years. The Audit Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditors on a regular basis.

•	The Audit Committee shall review all reports required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Exchange Act.
Reporting and Reviews
With respect to annual financial statements:
•	The Audit Committee shall review and discuss with management, the Internal Auditors and the independent auditors the Company’s annual audited financial statements, including (a) disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) disclosures relating to internal controls over financial reporting and disclosure controls and procedures and (c) disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in accordance with the periodic report certification requirements under the rules and regulations of the Securities and Exchange Commission regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, and the Audit Committee shall recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Audit Committee shall discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditor under generally accepted auditing standards, applicable law and listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Audit Committee shall prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.
With respect to quarterly financial statements:
•	The Audit Committee shall review and discuss with management, the Internal Auditors and the independent auditors the Company’s quarterly financial statements, including (a) disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) disclosure relating to internal controls over financial reporting and disclosure controls and procedures and (c) disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in accordance with the periodic report certification requirements under the rules and regulations of the Securities and Exchange Commission regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, and the Audit Committee shall recommend to the Board, if appropriate, that the Company’s quarterly financial statements be included in the Company’s Quarterly Report on Form 10-Q.
Annual reviews:
•	The Audit Committee shall discuss with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and review and discuss analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on financial statements.
Periodic reviews:
•	The Audit Committee shall periodically review separately with each of management, the independent auditors and the Internal Auditors (a) the management letter provided by the independent auditors, (b) any significant disagreement between management and the independent auditors or the Internal Auditors in connection with the preparation of the financial statements, (c) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (d) management’s response to each.

•	The Audit Committee shall periodically discuss with the independent auditors, without management being present, (a) its judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

•	The Audit Committee shall consider significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the Internal Auditors. The Audit Committee shall also review with the independent auditors, management and the Internal Auditors, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.
•	The Audit Committee shall review and discuss with management, the Internal Auditors, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.
Discussions with Management
•	The Audit Committee shall review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e., discussion of the types of information to be disclosed and the types of presentations to be made).

•	The Audit Committee shall review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

•	The Audit Committee shall review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.
Internal Audit Function and Internal Controls
•	The Audit Committee shall review, based upon the recommendation of the independent auditors and the director of Internal Audit, the scope and plan of the work to be done by the Internal Auditors and discuss the responsibilities, budget and staffing needs of the Internal Auditors.

•	The Audit Committee shall review and approve the appointment and replacement of the director of Internal Audit.

•	The Audit Committee shall review on an annual basis the performance of the Internal Auditors.

•	In consultation with the independent auditors and the Internal Auditors, the Audit Committee shall review the adequacy of the Company’s internal control structure and procedures designed to ensure compliance with laws and regulations, and any special audit steps adopted in response to any material control deficiencies.

•	The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

•	The Audit Committee shall review the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting.
Other
•	The Audit Committee shall review and approve or ratify any transaction between the Company and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” shall have the meanings contained in Item 404 of Regulation S-K.

•	The Audit Committee shall review and approve (a) any change or waiver in the Company’s Code of Ethics and Business Conduct and (b) any disclosure made on Form 8-K regarding such change or waiver.

•	The Audit Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•	The Audit Committee shall establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

•	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

•	The Audit Committee shall review its own performance annually.

•	The Audit Committee shall take such other action, within the scope of the foregoing, the Company’s by-laws and governing law, as the Audit Committee or the Board shall deem appropriate.
Resources
     The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have full access to all books, records and facilities of the Company.
     The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

APPENDIX C
AIRGAS, INC.
EXECUTIVE BONUS PLAN
Purpose of the Plan
Airgas, Inc. (the “Company”) believes in providing incentives to attract, retain and reward Executive Officers who are responsible for providing leadership to the Company in attaining established business objectives.
The purpose of the Airgas, Inc. Executive Bonus Plan (the “Plan”) is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan will be effective from April 1, 2008 to March 31, 2009 (the “Plan Year”) and will automatically renew upon the anniversary date of the Plan unless terminated by the Governance and Compensation Committee of the Board of Airgas, Inc. (the “Committee”).
Eligibility
The Chief Executive Officer and Executive Officers (“Participants”) are eligible for participation in the Plan provided that such officers are employed by the Company on the date Awards (as defined below) are paid pursuant to the Plan (unless previously terminated due to retirement, disability or death as more fully described herein). For purposes of the Plan, an Executive Officer is defined as those employees who constitute “officers” for the purposes of Section 16 of the Securities Exchange Act of 1934, and any other employee deemed to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.
Target Awards
Participants in the Executive Bonus Plan will be eligible for an annual cash incentive award (the “Award”) based on the achievement of predetermined goals as set forth in the Performance Measurement section of the Plan. Participants will have an assigned Award target equal to a specific percentage of salary earned during the Plan Year. For this purpose, salary is defined as the base pay an individual earns during the Plan Year. An annual Award target is determined based on the Participant’s position in the organization. The maximum Award that may be paid in any single year to any Participant is $1,500,000.
Performance Measurement
All Awards payable shall be based solely upon the achievement of specific performance targets based on one or more of the following criteria:
•	Earnings per share (EPS)

•	Return on capital (ROC)

•	Return on average capital employed (RACE)

•	Earnings before interest, taxes, depreciation and amortization (EBITDA)

•	Sales

•	Return on equity (ROE)

•	After tax cash flow (ATCF)

•	Free cash flow (FCF)

•	Operating expense as a percentage of sales

•	Gross profit

•	Days purchases outstanding (DPO)

•	Operating income (OI)

•	Days sales outstanding (DSO)

•	Working capital
Final Award payments will vary based on the level of achievement measured against pre-determined performance targets. Depending upon a Participant’s position and responsibilities, these various performance measures, assessed based on different weightings, will determine the Award.
The Committee will establish the specific performance targets for the Plan within each of the above criteria within 90 days after the beginning of the respective Plan Year.
Funding
The Plan will be self-funding, as profitability targets will be established net of target Award payments under the Plan. Therefore, achievement of profitability targets will ensure that the Plan has funded itself.
Executive Bonus Plan Payment
At the end of the Plan Year, after all financial results have been finalized, the actual Award payment will be determined. The Award will be paid in cash no later than 75 days following the end of the Plan Year.
Administration of the Plan
The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the plan and may amend or terminate the Plan at any time.
Partial Year Eligibility
Participants who are eligible for the Plan for a portion of the year will receive a prorated Award based on the base salary earned while they are eligible for the Plan or such other arrangement as agreed upon when hired.
•	New hires
Newly hired Participants will immediately be eligible for the Plan.
Base salary will be accumulated from the date of hire to the end of the Plan Year, unless eligibility ceases prior to that date.
•	Transfers
For Participants who transfer from one job or employee status to another, eligibility will depend on their award eligibility before and after transferring.
If a Participant transfers from a position that is not Plan eligible to a position that is eligible for an Award under the Plan, the Award will be prorated based on the time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

If a Participant transfers from a position that is eligible for an Award under the Plan to a position that is not Plan eligible, the Award will be prorated based on the length of time in the Plan eligible position. All calculations are done using Plan Year-end financial data.
If a Participant transfers from one position that is eligible for an Award under the Plan to another position that is eligible for an Award under the Plan, participation in the Plan will continue uninterrupted. However, if the transfer involves a move that will change the weightings used to determine a Participant’s Award, the Award calculation will be based on the pro-rated time spent in each position. All calculations will be done using Plan Year-end data. Accountabilities must be separately established and assessed for each position.
•	Promotions
If a Participant is promoted during the Plan Year, new accountabilities must be established to reflect the new position.
•	Terminations
Employees who are not employed by the Company on the date the Award is paid are not deemed to be Participants and therefore are ineligible to receive any Award under the Plan, except for the following circumstances:
Participants who retire, become disabled or die during the Plan Year will be eligible for a prorated Award. The Award will be calculated from the date when they become eligible, normally the beginning of the Plan Year to the date of retirement, disability or death.
•	Leave of absence
If a Participant is on a leave of absence at the end of the Plan Year, he or she will be eligible for an Award provided that he or she returns to work as an active employee. Any Award paid will be prorated based upon the length of time the Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data. The Award payment will be made in the next regularly scheduled payroll cycle at the end of the Participant’s first month of employment following his or her return from leave of absence.
If a Participant is on a leave of absence during the Plan Year and returns during the Plan Year, he or she will be eligible for an Award. Any Award paid will be prorated based upon the length of time a Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data.
Tax Considerations and Withholding
Participants will be required to report taxable income in the year the Award is received. The Company will withhold taxes in the appropriate amount on all payouts.
Bankruptcy
In the event that The Company declares bankruptcy, the Committee, at its discretion, may immediately discontinue the Plan. In the event that the Plan is discontinued, all participants will forfeit the right to any payments under the Plan.

Future Employment
Payment of an Award under the Plan does not imply a contractual agreement to extend or continue employment of a Participant beyond receipt of the Award.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Airgas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Airgas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AIRGA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIRGAS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
The Board of Directors recommends voting FOR Proposals 1, 2 and 3. Vote on Directors		☐	☐	☐

1.	Election of Directors Nominees: 01) William O. Albertini 02) Lee M. Thomas 03) John C. van Roden, Jr.

Vote on Proposal		For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	Approve the Airgas Executive Bonus Plan.	☐	☐	☐

4.	In their discretion, vote upon such other matters as may properly come before the Meeting.

For comments, please check this box and write them on the back where indicated.	☐		Yes	No
		Please indicate if you plan to attend this meeting.	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and the Proxy Statement are available at http://investor. shareholder.com/arg/annuals.cfm

AIRGAS, INC.
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY FOR
THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 5, 2008
      The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Robert H. Young, Jr. and Robert M. McLaughlin, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, August 5, 2008, at the Independence Seaport Museum, 211 S. Columbus Boulevard and Walnut Street, Philadelphia, Pennsylvania 19106, and at all adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting. If the undersigned is a participant in the Airgas, Inc. 401(k) Plan and has a portion of his interest in the plan invested in Airgas Common Stock, the undersigned also instructs the trustee of the trust to vote the shares attributable to the undersigned’s interest in the same manner shown on this proxy and in the discretion of the trustee upon such other business as may come before the Meeting, and if no instructions are given, the trustee will vote the shares in the same proportions as the shares for which voting instructions have been received.
      SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT AND FOR THE COMPANY’S PROPOSALS 2 AND 3, ALL AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY’S PROPOSALS 1, 2 AND 3.
      The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued, and to be signed, on the other side)